Execution Version

DATED 21 June 2024

WYNN RESORTS, LIMITED    (1)

and

RAK HOSPITALITY HOLDING LLC    (2)

and

AL MARJAN ISLAND LLC    (3)

and

WYNN RESORTS FZ-LLC    (4)

and

RAK HH IR FZ-LLC    (5)

and

AMI ISLAND 3 IR FZ-LLC    (6)

and

ISLAND 3 AMI FZ-LLC    (7)

______________________________________________________________________________________
SECOND AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

in connection with a joint venture for the development and subsequent management of an integrated resort and other projects on
Island 3, Al Marjan Island in the Emirate of Ras al Khaimah, United Arab Emirates.
______________________________________________________________________________________

CONTENTS

1. INTERPRETATION	6
2. EFFECTIVENESS, FORMATION AND COMMENCEMENT	23
3. BUSINESS OF THE JV GROUP	24
4. FIRST CLOSING	24
5. SECOND CLOSING	27
6. SHAREHOLDER FUNDING	37
7. SHAREHOLDER COMMITMENTS	40
8. THE BOARD	41
9. THE GENERAL ASSEMBLY OF THE COMPANY	45
10. COMPANY MANAGEMENT	47
11. STRATEGIC AND ANNUAL PLANNING	48
12. DEADLOCK	48
13. FINANCIAL REPORTING, BOOKS AND RECORDS, AUDIT	49
14. POLICIES OF THE JV GROUP	51
15. WARRANTIES	54
16. RESTRICTIVE COVENANTS	55
17. EVENTS OF DEFAULT	56
18. TRANSFER AND EXIT PROVISIONS	59
19. WYNN RESORTS (OR AFFILIATE) CEASING TO BE OPERATOR	64
20. DISSOLUTION, WINDING-UP, TERMINATION AND SURVIVAL	66
21. CONFIDENTIAL INFORMATION	67
22. INSURANCE	69
23. ASSIGNMENT	69
24. FORCE MAJEURE EVENTS	69
25. MISCELLANEOUS	70
Schedule 1 - FORMATION OF THE COMPANY
Schedule 2 - FAIR PRICE
Schedule 3 - DIVIDEND POLICY
Schedule 4 - BOARD RESERVED MATTERS
Schedule 5 - SHAREHOLDER RESERVED MATTERS
Schedule 6 - FORM OF AGREEMENT AND SHA ADHERENCE
Schedule 7 - FORM OF FUNDING NOTICE
Schedule 8 - AREA PROGRAM
Schedule 9 - INDICATIVE ISLAND MASTERPLAN
Schedule 10 - OVERLAY PLAN
Schedule 11 - SPAs
Schedule 12 - TRANSFERRING SHAREHOLDER GUARANTEE
Schedule 13 - INDICATIVE PROJECT CAPEX
Schedule 14 - STRATEGY MIX

DATE OF AGREEMENT:    21 June 2024 (the "Effective Date").

PARTIES:

(1)    WYNN RESORTS, LIMITED, a NASDAQ listed company incorporated in the State of Nevada whose registered office is 3131 Las Vegas Blvd South, Las Vegas, NV 89109 ("Wynn Resorts");

(2)    RAK HOSPITALITY HOLDING LLC, a limited liability company established in Ras Al Khaimah, United Arab Emirates, whose registered office is at RAK Bank Head Office Building, 7th Floor, Sheikh Mohamed Bin Zayed Road (E311) P.O Box 86000, Ras Al Khaimah, United Arab Emirates ("RAKHH");

(3)    AL MARJAN ISLAND LLC, a limited liability company incorporated in Ras Al Khaimah, United Arab Emirates, whose registered address is at P.O Box 14587, Ras Al Khaimah, United Arab Emirates ("Marjan");
each, a "Parent" and together the "Parents", and

(4)    WYNN RESORTS FZ-LLC, a free zone limited liability company whose registered office is T2-FF- 1, RAKEZ Amenity Center, Al Hamra Industrial Zone-FZ, RAK, United Arab Emirates ("Wynn SPV");

(5)    RAK HH IR FZ-LLC, a free zone limited liability company whose registered office is B01-G29 Service Block, Al Hulaila Industrial Zone-FZ, RAK, United Arab Emirates ("RAKHH SPV");

(6)    AMI ISLAND 3 IR FZ-LLC, a free zone limited liability company whose registered office is W7_S010, Shed No. 23, Al Hulaila Industrial Zone-FZ, RAK, United Arab Emirates ("Marjan SPV");
Wynn SPV, RAKHH SPV and Marjan SPV each, a "Shareholder" and together the "Shareholders", and

(7)    ISLAND 3 AMI FZ-LLC, a limited liability company incorporated in the Ras Al Khaimah Economic Zone, United Arab Emirates, whose registered office is at B4-206B9, Business Center 04, RAKEZ Business Zone-FZ, Ras Al Khaimah, United Arab Emirates (the "Company"),

and together with the Parents and the Shareholders, the "Parties".

INTRODUCTION

A    Wynn Resorts is a developer, owner and manager of international integrated resorts in the United States of America and Asia. Wynn SPV is a wholly owned indirect Subsidiary of Wynn Resorts and was established for the sole purpose of the Project (as defined below) and certain infrastructure projects relating to the Infrastructure Plot.

B    RAKHH is an integrated hospitality asset owner, advisor, operator of leisure assets and provider of staff transportation and accommodation. RAKHH SPV is a fully owned Subsidiary of RAKHH and was established for the sole purpose of the Project (as defined below) and certain infrastructure projects relating to the Infrastructure Plot.

C    Marjan is a leading master developer managing a global leisure destination, Al Marjan Island, in the Emirate of Ras Al Khaimah, United Arab Emirates. Marjan SPV is a fully owned Subsidiary of Marjan and was established for the sole purpose of the Project (as defined below) and certain infrastructure projects relating to the Infrastructure Plot.
D    Wynn Resorts and Marjan executed a non-binding memorandum of understanding on 18 November 2021, pursuant to which they indicated their intentions to proceed with the design,

development, construction, marketing, operation and management of the Integrated Resort and further developments on the Plot.

E    The Project will be carried out, and the Integrated Resort and other developments on the Plot will be owned, by the Shareholders through the JV Group.

F    On 21 January 2022, each of the Parents and the Company entered into a shareholders' agreement in respect of a joint venture for the development and subsequent management of an integrated resort on Island 3, Al Marjan Island in the Emirate of Ras al Khaimah, United Arab Emirates (the "Shareholders' Agreement").

G    Pursuant to a novation agreement dated 07 December 2022 (the "Novation Agreement"), the Parties agreed that, except in relation to the Excluded Provisions (as defined in the Novation Agreement), all of the rights, benefits, interests, obligations and liabilities under the Shareholders' Agreement of (i) Wynn Resorts were novated to Wynn SPV; (ii) RAKHH were novated to RAKHH SPV; and (iii) Marjan were novated to Marjan SPV.

H    The Company was incorporated by Marjan on 17 January 2022 with a Share Capital of AED 1,000,000 divided into 1,000 Shares of AED1,000 each (the "Initial Shares"). On 19 September 2022, (i) the Initial Shares were acquired by Marjan SPV for a consideration of AED1 and (ii) the Share Capital of the Company was increased to AED 3,670,000 with 2,670 Shares (the “Additional Shares”) issued to Marjan SPV.

I    The Parties agreed to amend and restate the Shareholders' Agreement to establish the rights and obligations of the Shareholders in connection with the operation of the Company, such amended and restated shareholders' agreement being dated 7 December 2022 (the "A&R Shareholders' Agreement").

J    First Closing occurred on 7 December 2022 upon which: (i) RAKHH SPV contributed AED216,530,000 in cash to the Company Bank Account to receive 216,530 Shares representing an Ownership Interest of fifty-nine per cent (59%); and (ii) Wynn SPV contributed AED146,800,000 in cash to the Company Bank Account to receive 146,800 Shares representing an Ownership Interest of forty per cent (40%), together comprising, with the Initial Shares issued to Marjan SPV (representing an Ownership Interest of one per cent (1%)), one hundred per cent (100%) of the issued share capital of the Company.

K    On 9 June 2023, the Parties entered into a waiver and shareholder loan agreement in connection with the Project (the "Waiver and Shareholder Loan Agreement").

L    On 5 December 2023, the Parties entered into an agreement in connection with this Agreement to amend the definition of "Second Longstop Date" to be 30 April 2024 (and the "Second Longstop Date" was further amended by the Parties on 26 April 2024, to be 30 June 2024).

M    The Waiver and Shareholder Loan Agreement was amended and restated by the Parties on 6 January 2024 and further amended by the Parties on 26 April 2024, in each case, to set out the terms and conditions on which pursuant to which the Shareholders agreed to provide further funding to the Company by way of Shareholder Loans, convertible into Shares (together, the "Amended and Restated Shareholder Loan Agreement").

N    The Parties have agreed to incorporate further wholly owned Subsidiaries of the Company to carry out the development of the Integrated Resort and other developments on the Plot (the Company and any such Subsidiaries that are incorporated from time to time together being the "JV Group Companies", and "JV Group Company" and "JV Group" shall be construed accordingly) and, without prejudice to the provisions of the Waiver and Shareholder Loan Agreement or the Amended and Restated Shareholder Loan Agreement, to further amend and restate the A&R Shareholders' Agreement and therefore agree that, with effect on and from the

Effective Date, this Agreement will govern the rights and obligations of the Shareholders in connection with the operation of the JV Group and will amend, restate, supersede and replace the A&R Shareholders' Agreement, subject to and in accordance with clause 2.1.

O    A strategy matrix providing an overview of the Project, the Plot and the corporate structure of the JV Group as at the date of this Agreement is set out in Schedule 14.

IT IS AGREED THAT

1.    INTERPRETATION

1.1    In this Agreement unless the context otherwise requires, the following terms shall have the meanings given to them below:

"Accepting Shareholder" has the meaning set forth in clause 18.6(a)(iii); "Accounting Policy" has the meaning set forth in clause 13.1(a)(i); "Acquired Shareholder" has the meaning set forth in clause 18.4(a); "Actual Plot Area" has the meaning set forth in clause 5.6(c)(i); "Adjourned Meeting" has the meaning set forth in clause 8.3(b);
"Affiliate" means, with respect to a Person, any other Person that is Controlled by that first Person, is under the common Control of another Person with that first Person, or another Person that Controls that first Person, provided that, notwithstanding the foregoing, only direct and indirect Subsidiaries of the RAK Shareholders shall be considered to be Affiliates of the RAK Shareholders, and the UAE, its ministries, agencies, authorities, institutions or other companies owned or controlled by the UAE shall not be considered to be an Affiliate of any Party.

"Agreed Form" means, in relation to any document, the form of that document which is initialled by or on behalf of each Party as at or before the Effective Date as being the final Agreed Form of such document;

"Agreed Rate" means EIBOR plus 300 basis points;

"Agreement" means this amended and restated shareholders' agreement;

"Agreement of SHA Adherence" means an agreement substantially in the form attached hereto as Schedule 6;

"Anti-Bribery and AML Laws" means any applicable money laundering or anti-terrorism financing law or regulations, including Federal Decree Law No. 20 of 2018, UAE Cabinet Decision No. 10 of 2019 and Federal Law No. 7 of 2014 on Combating Terrorism Offences, the FCPA, the UK Bribery Act 2021 or any other federal, state, or local anti-corruption law, ordinance, or regulation, whether foreign or domestic and whether applicable to a Shareholder or any JV Group Company;

"Applicable Law" means any constitutional provision, law, statute, rule, regulation, ordinance, decree, administrative plan, treaty, convention, approval, authorisation, order, judgment, written interpretation, or court decree along with any orders or instructions which may become legally binding and any interpretation of any of the foregoing having the force of law, enacted, issued or promulgated by any Governmental Entity in the UAE, including any amendment, supplement, replacement or other modification thereto from time to time, in each case that applies to, or is binding on, any Party and including any regulation or decree published by the federal UAE General Commercial Gaming Regulatory Authority or any of its divisions;

"Area Program" means the area program for the Integrated Resort an indicative version of which is set out in Schedule 8,

"Articles of Association" means the memorandum and articles of association of the Company, as amended from time to time;

"Beneficiaries" has the meaning set forth in paragraph 1 of Schedule 12; "Board" has the meaning set forth in clause 8.1(a);
"Board Reserved Matters" means the matters set forth in Schedule 4; "Budget" has the meaning given to it in clause 11.1(a);
"Business" has the meaning set forth in clause 3.1;

"Business Day" means a day (other than a Saturday, Sunday or public holiday in the UAE) on which banks are open for domestic business in the UAE;

"Business Plan" means a written five-year rolling business plan providing a plan for developing the Project and the Business more generally, including strategic initiatives and development objectives for the period;

"Call Instruments" means Equity Interests that are subject to a Call Option or a Cessation Call Option;

"Call Notice" has the meaning set forth in clause 17.4(a); "Call Option" has the meaning set forth in clause 17.4(a);
"Call Option Holder" has the meaning set forth in clause 17.4(a); "Cessation Call Deadline" has the meaning set forth in clause 19.2(a); "Cessation Call Notice" has the meaning set forth in clause 19.2(a); "Cessation Call Option" has the meaning set forth in clause 19.2(a); "Cessation Date" means:
(a)    if Wynn SPV has an Ownership Interest of less than twenty-five percent (25%), the date on which Wynn Resorts or its wholly-owned Affiliate ceased to be the Operator; or

(b)    if Wynn SPV has an Ownership Interest of twenty-five percent (25%) or more, the date falling one hundred and eighty (180) days after the date on which Wynn Resorts or its wholly-owned Affiliate ceased to be the Operator;

"Cessation Put Deadline" has the meaning set forth in clause 19.3(a);
"Cessation Put Notice" has the meaning set forth in clause 19.2(a);
"Cessation Put Option" has the meaning set forth in clause 19.3(a);

"Chairperson" has the meaning set forth in clause 8.1(b);
"Change of Control" means, with respect to any Party:

(a)    it coming under the Control of any Person who did not Control that entity as at the Effective Date (or if the Party was not a signatory to this Agreement as at the Effective Date, the date on which it signed the Agreement of SHA Adherence); or

(b)    it ceasing to be Controlled by the Person who Controlled that entity as at the Effective Date (or if the Party was not a signatory to this Agreement as at the Effective Date, the date on which it signed the Agreement of SHA Adherence), but excluding:

(x)    in the case of the RAK Shareholders, a Change of Control (within the meaning of limbs
(a)    or (b) above) which arises as a result of any Government-controlled merger, consolidation, amalgamation, restructuring or reconstitution of any Governmental Entity or government mandated restructure of such Person; and

(y)    in the case of Wynn SPV and Wynn Resorts, any Change of Control (within the meaning of (a) or (b) above) arising following a non-hostile or recommended takeover of or business combination with Wynn SPV or Wynn Resorts (a "Non-Hostile Transaction"), provided that:

(i)    there is no Prohibited Transferee acquiring any interest in Wynn SPV as a result of such Non-Hostile Transaction (whether alone or as part of a joint venture, consortium or other arrangement); and

(ii)    either:

(A)    the individuals who are members of the Wynn SPV’s board of directors on the date on which binding documentation for such Non-Hostile Transaction is executed, or immediately before such Non-Hostile Transaction is otherwise announced (the "Pre-Change Wynn Resorts Board"), shall continue to constitute more than fifty percent (50%) of the members of the Wynn SPV (or its successor entity's) board of directors and such board of directors is subsequently and unconditionally approved in full at the next annual or extraordinary general shareholders’ meeting of the shareholders of Wynn SPV (or its successor entity); or

(B)    the members of the Pre-Change Wynn Resorts Board each transfer their respective roles and responsibilities, or are reappointed to, a replacement board of directors for Wynn SPV (or its successor entity) as part of such Non-Hostile Transaction, and such replacement board of directors is subsequently and unconditionally approved in full and as a whole at the next annual or extraordinary general shareholders’ meeting of the shareholders of Wynn SPV (or its successor entity);

"Company" has the meaning set forth in the Recitals;
"Company Bank Account" means the bank account in the name of the Company to be established with a reputable commercial bank in Ras Al Khaimah;

"Confidential Information" has the meaning set forth in clause 21.1; "Conflict Matter" has the meaning set forth in clause 8.8;

"Contributing Shareholder" has the meaning set forth in clause 6.3(d)(ii); "Control" shall mean the possession, directly or indirectly, of:
(a)    more than fifty percent (50%) of the economic rights in a Person; or

(b)    the power to direct or cause the direction of the management, decisions or policies of a Person, whether:

(i)    through the ownership of voting securities or interests having power;

(ii)    by having the right to appoint, remove or control a majority of the Directors or directors of such Person or equivalent managing body;

(iii)    by agreement; or

(iv)    otherwise,

and "Controlled by", "Controlling" and "under the Control of" shall be construed accordingly; "Deadlock Event" has the meaning set forth in clause 12.1;
"Decline Notice" has the meaning set forth in clause 18.6(a)(v)(A); "Default Notice" has the meaning set forth in clause 17.2(a); "Defaulting Shareholder" has the meaning set forth in clause 17.2(a); "Delegation of Authority" has the meaning set forth in clause 10(c);
"Development Budget" means the budget (in AED) for Project Capex, New Plot Valuation, and other pre-Opening costs to be incurred by the JV Group Companies prior to and including the Opening, including capitalised interest, financing costs, overhead costs during construction, and working capital requirements, in each case broken down on an annual basis for the forthcoming five (5) year period;

"Development Debt Amount" means the portion of the Development Budget that the Board and the Shareholders agree is to be funded by third-party financing, such financing to be provided pursuant to the Project Financing Agreements (or as otherwise agreed by the Board);

"Development Services Agreement" means the agreement entered into at First Closing on 7 December 2022 between the Company, RAKHH, Marjan and Wynn Resorts for the provision of design, development and technical services;

"Director" has the meaning set forth in clause 8.1(b); "Disclosing Party" has the meaning set forth in clause 21.1;
"Discounted Price" means the Fair Price, less a twenty percent (20%) discount; "Disenfranchisement Notice" has the meaning set forth in clause 17.3(a); "Dispute" has the meaning set forth in clause 25.18(a);
"Dissolution Event" has the meaning set forth in clause 20.1;

"Dividend Policy" means the dividend policy of the JV Group set forth in Schedule 6; "Effective Date" has the meaning set forth in the preamble;
"EIBOR" means the Emirates Interbank Offered Rate as published by the UAE Central Bank on the date that the relevant debt first became payable and, if that rate is less than zero, EIBOR shall be deemed to be zero;

"Encumbrance" means any mortgage, pledge, assignment by way of security, charge (fixed or floating), lien, option, restriction, right to acquire, right of pre-emption, right of first refusal, claim, interest, preference, trust arrangement for the purpose of providing security or any other security interest of any kind, including any agreement to create or grant any of the foregoing;

"Equity Contribution Schedule" has the meaning set forth in clause 5.1(c)(v);

"Equity Interests" means Shares, Shareholder Loans, any other equity instruments issued by the Company, and any direct or indirect rights or interests therein;

"Event of Default" has the meaning set forth in clause 17.1; "Excluded Director" has the meaning set forth in clause 8.8(d);
"Excluded Provisions" has the meaning set forth in the Novation Agreement; "Extension Notice" has the meaning given to it in clause 5.5(c);
"External Auditor" has the meaning set forth in clause 13.2; "F&B" means food and beverage;
"Fair Price" has the meaning set forth in Schedule 2; "FCPA" means the U.S. Foreign Corrupt Practices Act;
"Final Master Plan" has the meaning set forth in clause 5.1(c)(i); "Financial Statements" has the meaning set forth in clause 13.1(b);
"Financial Year" means a financial year of the Company ending on 31 December or any other financial year agreed by the Shareholders to be reflected in the Articles of Association;

"First Closing" shall mean the completion of the Initial Subscription and the other steps set out in clause 4.3;

"First Closing Capital" has the meaning set forth in clause 4.4(a); "First Closing Conditions" has the meaning set forth in clause 4.1;
"First Closing Date" means the date falling five (5) Business Days after the satisfaction of the First Closing Conditions;

"First Long Stop Date" means 28 February 2023, unless extended in writing by the Parties;

"Force Majeure" means any event or circumstances beyond the reasonable control of the Parties and having a significant adverse effect upon the Project or one of the Parties. Such events or circumstances include but are not limited to: strikes, war, riots, civil disturbance, armed conflicts, acts of terrorism, fire, flood, natural disasters, infectious diseases and epidemics (excluding COVID-19), governmental action (including the revocation of a material licence or permit) or inability to obtain essential fuel or power;

"Force Majeure Event" has the meaning set forth in clause 24.1;

"Formation and First Closing Costs" has the meaning set forth in paragraph 2.1 of Schedule 1;

"Funding Notice" means a Notice provided by the Board on behalf of the Company to the Shareholders requesting (i) that each Shareholder contribute its required portion (in proportion to its Ownership Interest) of the Total Equity Commitment Amount at the relevant time in accordance with the Equity Contribution Schedule, or (ii) further funding from a Shareholder pursuant to clause 6, in each case substantially in the form attached hereto as Schedule 7;

"GA Adjourned Meeting" has the meaning set forth in clause 9.1(g);

"GCC Region" means the countries that are the members of the Gulf Cooperation Council; "General Assembly" has the meaning set forth in clause 9.1(a);
"General Manager" means the general manager of the relevant JV Group Company;

"Governmental Entity" means any ministry, agency, court, judicial committee, regulatory or other authority or institution of the UAE or the Emirate of Ras Al Khaimah;

"Government Official" means officers, office holders, and employees, full or part time, regardless of rank, of any Government Entity, foreign or domestic governments, government agencies, companies owned or controlled by a government, and public international organizations, and also includes political parties, party officials, candidates for public office, and immediate family members of the foregoing;

"Gross Negligence" means, in relation to a Person, a standard of conduct beyond mere negligence whereby that Person acts with reckless, wilful and/or wanton disregard for the consequences of a breach of a duty of care owed to another;

"Guarantee" has the meaning set forth in paragraph 2 of Schedule 12;

"Guaranteed Obligations" has the meaning set forth in paragraph 1 of Schedule 12; "Head Office" has the meaning set forth in clause 2.3;
"Holding Company" has the meaning set forth in clause 1.2(a); "IFRS" has the meaning set forth in clause 13.1(a);
"Independent Expert" means an independent third party, not affiliated or associated with, or routinely retained by, a Shareholder or any of its Affiliates, which is retained to establish the Fair Price, and which shall be the Dubai office of a "big four" accounting firm that is not a Shareholder’s registered auditor nor the auditor of the JV Group, a JV Group Company or any member of the Infra Group; or an internationally-recognised and independent investment bank appointed in accordance with Schedule 2;

"Indicative Island Masterplan" means the plan attached at Schedule 9;

"Infra Group" means Infra PropCo Island 3 Infra Enterprises FZ LLC and its Subsidiaries from time to time;

"Infra Shareholders' Agreement" means the shareholders agreement dated on or around the date of this Agreement between the Parties governing the rights and obligations of the Shareholders in connection with the operation of Infra PropCo Island 3 Infra Enterprises FZ LLC and its Subsidiaries from time to time;

"Infrastructure Plot" means the plot of land on the Island (excluding beaches) indicated in the Indicative Island Masterplan as "3.HR.009" comprising of:

(a)    approximately 773,183 square feet of existing land on the Island as shown as 3.HR.009 on the Overlay Plan; plus

(b)    additional land of approximately 714,055 square feet to be reclaimed adjacent to that existing land and shown as 3.HR.009A and 3.HR.009B on the Overlay Plan,

the current title deed for which is in the name of Marjan, with such plot ultimately: (i) totalling approximately 1,487,238 square feet upon the completion of the relevant reclamation works, and
(ii) being as indicated and confirmed in the Final Master Plan; "Initial Period" has the meaning set forth in clause 18.1(b); "Initial Shares" has the meaning set forth in the Recitals;
"Initial Subscription" has the meaning set forth in clause 4.4(a);

"Insolvency Event" means, in respect of any Person, the bankruptcy or insolvency of such Person, including the occurrence of any of the following (or the occurrence of any equivalent processes to the following events) in respect of such Person:

(a)    being unable (or being deemed unable in accordance with the applicable law of its jurisdiction of incorporation) or admitting inability to pay its debts as they fall due or being liable to be wound up by a court of competent jurisdiction;

(b)    entering into a voluntary composition or arrangement with its creditors or a moratorium being declared in respect of (x) any of its indebtedness or (y) any creditor action;

(c)    taking any action to appoint, request the appointment of or suffering the appointment of a receiver, administrative receiver, administrator, trustee or similar officer over all or a material part of its assets or undertaking;

(d)    having a winding-up or administration petition presented in relation to it or having documents filed with a court for an administration in relation to it, provided that, in the case of a winding-up petition, if the relevant company is contesting the winding-up petition in good faith and with due diligence, it shall not be a Defaulting Shareholder until a period of fifteen (15) days have elapsed since the presentation of the winding-up petition without it having been either discharged or struck out, and provided further that an additional extension of thirty (30) days may be granted if such action continues to be diligently pursued; or

(e)    any event analogous to any of the foregoing occurring in relation to the relevant Person or its assets in any jurisdiction;

"Integrated Resort" shall mean the integrated resort to be built on the Main Plot with an estimated 1,500 hotel rooms and villas, luxury retail outlets, food and beverage (F&B) outlets, entertainment activities, and gaming (casino) machines and tables;

"IPO" an initial public offering or listing of shares on any investment exchange;

"IRMA" means the Integrated Resort Management Agreement dated 21 January 2022 between the Company and the Operator, pursuant to which the Operator has been appointed to operate and manage the Integrated Resort;

"Island" means Island 3, Al Marjan Island, Ras Al Khaimah comprised of the Plot, the Infrastructure Plot and associated beaches and marinas, as indicated in the Indicative Island Masterplan and, following the completion of relevant reclamation works, as indicated in the Final Master Plan;
"Janu Plot" means the plot of land (excluding beaches) known as Plot No. 602035004 in Al Marjan Island Community (Plan No. 2024/186570) indicated in the Indicative Island Masterplan as "3.HR.002", comprising of:

(a)    approximately 247,941.05 square feet of existing land on the Island as coloured green and indicated as "3.HR.002" on the Overlay Plan (the "Janu Base Plot"); plus

(b)    additional land of approximately 294,739.05 square feet to be reclaimed adjacent to the Janu Base Plot and coloured yellow and indicated as "3.HR.002A" on the Overlay Plan (the "Janu Reclaimed Plot"),

the current title deed for which is in the name of Marjan, with such plot ultimately: (i) totalling approximately 542,680.1 square feet of land on the Island upon the completion of the relevant reclamation works; and (ii) being as indicated and confirmed in the Final Master Plan;
"JV Group Company", "JV Group Companies" and "JV Group" have the meaning set forth in Recital N;

"Land Bank" means the plot of land (excluding beaches) known as Plot No. 602035009 in Al Marjan Island Community (Plan No. 2024/186629) indicated in the Indicative Island Masterplan as "3.HR.003", comprising of:

(a)    approximately 333,359.05 square feet of existing land on the Island as coloured green and indicated as "3.HR.003" on the Overlay Plan (the "Land Bank Base Plot"); plus

(b)    additional land of approximately 44,837.9 square feet to be reclaimed adjacent to the Land Bank Base Plot and coloured yellow and indicated as "3.HR.003A" on the Overlay Plan (the "Land Bank Reclaimed Plot"),

the current title deed for which is in the name of Marjan, with such plot ultimately: (i) totalling approximately 378,196.95 square feet upon the completion of the relevant reclamation works; and
(ii) being as indicated and confirmed in the Final Master Plan;

"Land Encumbrance" means any charge, mortgage, pledge, lien, option, power of sale, right of first refusal or other Third Party security rights or security interests of any kind or any agreement to create any of the foregoing, but excludes any master community declaration and reservation of mineral rights in favour of any Governmental Entity pursuant to Applicable Law;

"Losses" means any damages, losses, liabilities, claims of any kind, demands, or expenses (including reasonable attorney fees, legal costs and expenses in defending against such liabilities and claims) suffered, incurred or paid, directly or indirectly;

"Luxury Hotel & Apartments Plot" means the plot of land (excluding beaches) known as Plot No. 602035011 in Al Marjan Island Community (Plan No. 2024/186573) indicated in the Indicative Island Masterplan as "3.HR.004", comprising of:

(a)    approximately 439,190.37 square feet of existing land on the Island as coloured green and indicated as "3.HR.004" on the Overlay Plan (the "Luxury Hotel & Apartments Base Plot"); plus

(b)    additional land of approximately 254,653.96 square feet to be reclaimed adjacent to the Luxury Hotel & Apartments Base Plot and coloured yellow and indicated as "3.HR.004A" on the Overlay Plan (the "Luxury Hotel & Apartments Reclaimed Plot"),

the current title deed for which is in the name of Marjan, with such plot ultimately: (i) totalling approximately 693,844.33 square feet upon the completion of the relevant reclamation works; and
(ii) being as indicated and confirmed in the Final Master Plan;

"Main Plot" means the plot of existing land (excluding beaches) known as Plot No. 602035003 in Al Marjan Island Community (Plan No. 2024/186574), of approximately 2,121,828.51 square feet of the Island (as indicated in the Indicative Island Masterplan as "3.HR.001", and coloured green and indicated as "3.HR.001" in the Overlay Plan, and as indicated and confirmed in the Final Master Plan), the current title deed for which is in the name of Marjan;

"Management Team" has the meaning set forth in clause 10(a); "Marjan" has the meaning set forth in the Recitals;
"Marjan SPV" has the meaning set forth in the Recitals;

"Marketing and Central Services Agreement" means the agreement dated 14 April 2022 between the Company and Wynn Resorts (or any Affiliate) for the provision of marketing, sales, reservations, information technology, and other Wynn Resorts group services;

"New Plot Valuation" means the new valuation of the Plot in AED to be agreed between the Shareholders and Marjan and which shall:

(a)    take into account a valuation of the Plot prepared on a "per square foot" basis by an international independent valuation firm (to be agreed upon by the Shareholders and Marjan) which takes into account:

(i)    the maximum area of the Plot following the completion of all applicable reclamation works referred to in the Final Master Plan;

(ii)    the final Area Program and uses for the Project;

(iii)    the availability of the Plot for mixed use development (including hospitality, residential, marina, retail and F&B);

(iv)    the availability of the Plot for use by casino and gaming operators;

(v)    comparable land transaction data; and

(vi)    any proposed infrastructure on the Plot (including sewage, drainage, roads and electricity connection) at the time of its contribution; and

(b)    in any event, not exceed the Plot Valuation Cap;

"Non-Contributing Shareholder" has the meaning set forth in clause 6.3(d); "Non-Defaulting Shareholder" has the meaning set forth in clause 17.2(a); "Non-Selling Shareholder" has the meaning set forth in clause 18.6(a)(i); "Non-Wynn Shareholders" has the meaning set forth in clause 6.5(b); "Notice" has the meaning set forth in clause 25.4(a);
"Novation Agreement" has the meaning set forth in the Recitals;

"OFAC" means the Office of Foreign Assets Control of the Department of the Treasury of the United States of America;

"Opening" means the opening of the Integrated Resort;

"Operator" means the operator of the Integrated Resort from time to time, appointed pursuant to the terms of the IRMA, the first of whom shall be Wynn Resorts (or its wholly-owned Subsidiary);

"Overlay Plan" means the plan attached at Schedule 10;

"Ownership Interest" means, in respect of a Shareholder at any time, the aggregate of the Shares owned such Shareholder at such time, expressed as a percentage of the total number of issued Shares at such time;

"Par Value" has the meaning set forth in clause 4.4;

"Parameters" means areas, measurements, boundaries, coordinates and survey marks;

"Party" means a signatory to this Agreement, including any Person who signs an Agreement of SHA Adherence, and includes its successors and permitted transferees and permitted assigns;

"Permitted Transferee" means (i) any Affiliate of a transferring Shareholder that is wholly-owned by such Shareholder, provided that it is not a Prohibited Transferee, and (ii) in the case of the RAK Shareholders, any Person wholly-owned, directly or indirectly by the Government of Ras Al Khaimah;

"Plot" means those parts of the Island comprising of the Main Plot, the Land Bank, the Janu Plot, the Second IR Plot and the Luxury Hotel & Apartments Plot (but excluding, for the avoidance of doubt, the Infrastructure Plot, beaches and marinas);

"Plot Contribution Schedule" means a final schedule approved by the Board of the contribution of the Plot to the JV Group which shall confirm:

(a)    that the Second Closing Plots shall be contributed at Second Closing;

(b)    whether each Second Closing Plot will be contributed to the Company or to a Plot Nominee (in lieu of the Company) (and, accordingly, whether the Company is therefore required to incorporate any Subsidiaries pursuant to clause 5.1(e));

(c)    whether the consideration payable by the Company in respect of each Second Closing Plot will comprise of cash, Shares or cash and Shares (it being agreed that the consideration payable by the Company in respect of the Main Plot shall comprise of Shares only and that, unless the Shareholders agree otherwise in writing: (i) the consideration payable by the Company in respect of any other Second Closing Plot shall comprise of cash only; and (ii) any consideration payable by the Company in respect of any Second Closing Plot in the form of Shares shall be paid to Marjan SPV instead of Marjan); and

(d)    subject to the satisfaction or waiver of the conditions set out in clause 5.5(a) (as applicable), the proposed allocation of the New Plot Valuation between each of the Second Closing Plots (and also between each of the Related Plots);

"Plot Nominee" means any JV Group Company nominated by the Company from time to time for the purposes of taking the transfer of title of any Second Closing Plot pursuant to this Agreement;

"Plot Valuation Cap" means the aggregate of:

(a)    for the Main Plot, the Land Bank Base Plot and the Janu Base Plot, an amount equal to (i) AED301.77 (US$82.22) per square foot multiplied by (ii) the final aggregate agreed area of such plots in square feet as set out in the Final Master Plan (which, for the avoidance of doubt, shall not include or value the beach and marina areas as indicated in the Indicative Island Masterplan and as indicated and confirmed in the Final Master Plan); plus

(b)    for the Land Bank Reclaimed Plot, the Janu Reclaimed Plot, the Second IR Base Plot, the Second IR Reclaimed Plot, the Luxury Hotel & Apartments Base Plot and the Luxury Hotel & Apartments Reclaimed Plot, an amount equal to (i) AED377.21 (US$102.78) per square foot, multiplied by (ii) the final aggregate agreed area of such plots in square feet as set out in the Final Master Plan (which, for the avoidance of doubt, shall not include or value the beach and marina areas as indicated in the Indicative Island Masterplan and as indicated and confirmed in the Final Master Plan);

"Pre-Emption Notice" has the meaning set forth in clause 18.6(a)(iii);

"Pre-Emption Ownership Interest" has the meaning set forth in clause 18.6(a)(i); "Pre-Emption Period" has the meaning set forth in clause 18.6(a)(iii);
"Pre-Emption Price" has the meaning set forth in clause 18.6(a)(ii);

"Pre-Emption Sale Conditions" has the meaning set forth in clause 18.6(a)(ii); "Pre-Opening" has the meaning set forth in clause 7.2(d);
"Premium Put Price" means the Fair Price, plus a twenty percent (20%) premium; "Prohibited Person" means:
(a)    any Person listed on any restricted or designated party list administered by any
Governmental Entity;

(b)    any Person or vessel listed on the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States of America;

(c)    any Person listed on the "Denied Persons", "Unverified", and "Entity Lists", maintained by the Department of Commerce of the United States of America or the "Debarred List" and non-proliferations sanctions lists maintained by the Department of State of the United States of America;

(d)    any Governmental Entity or national of, or Person located, organised or resident in, any country against which the UAE maintains economic sanctions or embargos, unless dealing with such Person is neither prohibited nor penalized under Applicable Law;

(e)    any Governmental Entity or national of, or Person located, organised or resident in, any country against which the United States of America maintains economic sanctions or embargos, which includes, as at the Effective Date, Cuba, Iran, North Korea, Venezuela, Russia, Syria and the Crimea or Sevastopol regions of Ukraine, unless dealing with such Person is neither prohibited nor penalized under the laws of the United States of America;

(f)    a Person listed on, or otherwise subject to, any other restricted or designated party list administered by the United Nations, including the "United Nations Consolidated List" maintained by the United Nations Security Council; or

(g)    a Person owned or Controlled by any of the Persons listed in (a) to (f) above; "Prohibited Transferee" is any Person:
(a)    who is a Prohibited Person;

(b)    who is a target of Sanctions;

(c)    who is owned, Controlled by or associated with a country with whom the UAE does not have diplomatic relations or with whom such relations have been suspended;

(d)    who is a Person with whom it is not lawful for a Shareholder or any JV Group Company to do business;

(e)    whom a Shareholder determines in good faith (acting reasonably) would lead to or create a breach of clauses 14.4, 14.5 or 14.6(c) or (d) were they to become a Shareholder and accede to this Agreement; or

(f)    whose acquisition of Shares will have a material adverse effect on the Business;

"Project" means the design, development, construction, marketing, operation and management of the Integrated Resort and other developments on the Plot;

"Project Capex" means the estimated capital expenditure for the Integrated Resort up to and including the Opening, including pre-Opening expenses and contingency, but not including the cost to acquire the Plot, an indicative draft of which is attached hereto at Schedule 13;

"Project Financing Agreements" means the loan facility and related agreements (including applicable guarantees and security) pursuant to which a third-party lender or lending syndicate will provide debt financing to any JV Group Company of not less than the Development Debt Amount in order to carry out the aspects of the Project relating to the Integrated Resort;

"Proxy" has the meaning set forth in clause 8.2(g);
"Put Instruments" means the Equity Interests subject to a Put Option or Cessation Put Option; "Put Notice" has the meaning set forth in clause 17.5(a);
"Put Option" has the meaning set forth in clause 17.5(a);

"Put Option Holder" has the meaning set forth in clause 17.5(a); "RAK Nominees" has the meaning set forth in clause 4.1(c);
"RAK Shareholders" means RAKHH SPV and Marjan SPV, and their Permitted Transferees; "RAK Third Party Aggregate Ownership Interest" has the meaning set forth in clause 4.6; "RAK Third Party Investors" has the meaning set forth in clause 4.6;
"RAKEZ" means the Ras Al Khaimah Economic Zone Authority; "RAKHH" has the meaning set forth in the Recitals;
"RAKHH SPV" has the meaning set forth in the Recitals; "RAKM" means the Ras Al Khaimah Municipality;
"RB Notice" has the meaning set forth in clause 16.2(a);

"RB Pre-Emption Notice" has the meaning set forth in clause 16.2(b); "RB Pre-Emption Period" has the meaning set forth in clause 16.2(b); "Receiving Party" has the meaning set forth in clause 21.1;
"Reclamation Long Stop Date" has the meaning set forth in clause 5.5(a)(i);

"Reclamation Longstop Date" means the later of:

(a)    the date falling one (1) year following the Second Closing Date;

(b)    if Marjan exercises its rights under (and in accordance with) clause 5.5(c), the date specified in the Extension Notice (which, for the avoidance of doubt, shall not be later than the date falling 18 months after the Second Closing Date); and

(c)    such other date as the Parties may agree in writing; "Regulatory Framework" has the meaning set forth in clause 14.6(b); "Related Plot" means:
(a)    In relation to the Janu Base Plot, the Janu Reclaimed Plot;

(b)    In relation to the Land Bank Base Plot, the Land Bank Reclaimed Plot;

(c)    In relation to the Second IR Base Plot, the Second IR Reclaimed Plot; and

(d)    In relation to the Luxury Hotel & Apartments Base Plot, the Luxury Hotel & Apartments Reclaimed Plot;

"Required Regulatory Approval" means any consent or approval from a Governmental Entity which is required to permit the Transfer of Equity Interests by the relevant Shareholder;

"Restricted Business" has the meaning set forth in clause 16.1(a); "Restricted Period" has the meaning set forth in clause 16.1(a); "Rules" has the meaning set forth in clause 25.18(a);
"Rump" has the meaning set forth in clause 18.6(a)(v)(A);

"Sanctions" means the economic sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority (whether or not any of the Shareholders is legally bound to comply with such laws, regulations, embargoes or measures);

"Sanctions Authority" means:

(a)    the UAE and any Governmental Entity;

(b)    the institutions and agencies of the United Nations;

(c)    the governmental institutions and agencies of the government of the United States of America, including those administered by OFAC, the Department of State of the United States of America or the Bureau of Industry and Security of the Department of Commerce of the United States of America;

(d)    the institutions and agencies of the European Union;

(e)    the governmental institutions and agencies of any European Union member state;

(f)    the governmental institutions and agencies of the United Kingdom (including Her Majesty's Treasury); and

(g)    the governmental institutions and agencies of any other jurisdiction in which any JV Group Company operates;

"Sanctions List" means:

(a)    any restricted or designated party list administered by any Governmental Entity;

(b)    the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC;

(c)    the Consolidated List of persons, groups and entities subject to the European Union financial sanctions; or

(d)    any similar list maintained by, or public announcement of Sanctions designation made by, any other Sanctions Authority;

"Second Closing" shall mean the completion of the steps set out in clause 5.3;
"Second Closing Conditions" has the meaning given to it in clause 5.1;

"Second Closing Date" shall be the date that is ten (10) Business Days after the date on which all of the Second Closing Conditions have been satisfied or waived in accordance with this Agreement, or such other date as is agreed to in writing between the Parties;

"Second Closing Plot" means each of the Main Plot, the Land Bank Plot, the Janu Plot, the Second IR Plot and the Luxury Hotel & Apartments Plot and "Second Closing Plots" means all of them together (but in all cases excluding, for the avoidance of doubt, the Infrastructure Plot, beaches and marinas);

"Second Closing Proportion Schedule" means a table showing the pro forma Ownership Interests of each Shareholder immediately following Second Closing, as may be adjusted from First Closing to reflect any Third Party Aggregate Ownership Interest or subscription for or issuance of Shares at Second Closing, and including any proposed allocation of Shares from Marjan SPV to RAKHH SPV in connection with the transfer and contribution of the Second Closing Plots to the Company (or the relevant Plot Nominee in lieu of the Company) at Second Closing and any Shares to be issued to the Shareholders in connection with the conversion of the Shareholder Loans provided to the Company pursuant to the Amended and Restated Shareholder Loan Agreement, in each case, on a fully diluted basis;

"Second IR Plot" means the plot of land (excluding beaches) known as Plot No. 602035006 in Al Marjan Island Community (Plan No. 2024/186581) indicated in the Indicative Island Masterplan as "3.HR.006", comprising of:

(a)    approximately 593,870.3 square feet of existing land on the Island as coloured green and indicated as "3.HR.006" on the Overlay Plan (the "Second IR Base Plot"); plus

(b)    additional land of approximately 892,306.75 square feet to be reclaimed adjacent to the Second IR Base Plot and coloured yellow and indicated as "3.HR.006A" on the Overlay Plan (the "Second IR Reclaimed Plot"),

the current title deed for which is in the name of Marjan, with such plot ultimately: (i) totalling approximately 1,486,177.05 square feet upon the completion of the relevant reclamation works; and (ii) being as indicated and confirmed in the Final Master Plan;

"Second Long Stop Date" means 30 June 2024, or such later date as the Parties may agree; "Secretary" has the meaning set forth in clause 8.1(g);
"Selling Shareholder" has the meaning set forth in clause 18.1(b); "Senior Representatives" has the meaning set forth in clause 12.2(a);
"Share" means an ordinary share in the Share Capital, and "Shares" shall be construed accordingly;

"Share Capital" means the share capital of the Company, as specified in the Articles of Association;

"Shareholder" means a shareholder of the Company from time to time;

"Shareholder Loans" means unsecured, subordinated loans provided by the Shareholders to the Company with the approval of, and on terms specifically approved by, the Board;

"Shareholder Reserved Matters" means the matters set forth in Schedule 5; "Shareholders' Agreement" has the meaning set forth in the Recitals. "Shortfall Amount" has the meaning set forth in clause 6.3(d);
"SPA" means a sale and purchase agreement in the agreed form annexed in Part B of Schedule 11 and containing the key terms (as relevant) set out in Part A of Schedule 11;

"Subsidiary" has the meaning set forth in clause 1.2(a) (and "Subsidiaries" shall be construed accordingly);

"Surviving Provisions" shall mean clauses 1, 5.2(d), 20.5, 21, 23 and 25 (inclusive), and any Guarantee;

"Taxes" means all taxes, duties, levies and assessments, including withholding tax, corporate income tax, customs duties, sales tax, consumption tax, value-added tax (VAT) and stamp duty, together with any surcharges, fines or penalties thereon, or in addition thereto and regardless of whether any of the same are chargeable directly or indirectly against or attributable directly or indirectly to any Person in any applicable jurisdiction;

"Term" has the meaning set forth in clause 2.2(b);

"Third Party" means any Person other than: (i) the Parties (and any of their respective Affiliates); and (ii) the Company and its Subsidiaries (if any);

"Third Party Aggregate Ownership Interest" means the RAK Third Party Aggregate Ownership Interest and the Wynn Third Party Aggregate Ownership Interest;

"Third Party Investors" means the RAK Third Party Investors and the Wynn Third Party Investors, and "Third Party Investor" means any one of them;

"Total Equity Commitment Amount" means such amount as the Shareholders may agree (as a Shareholder Reserved Matter) should be the total equity contribution required from Shareholders in order to fund the Development Budget, provided that, in the absence of such agreement, such amount shall not be less than twenty percent (20%) of the Development Budget;

"Trademark License Agreement" means the agreement dated 6 July 2022 between Wynn Holdings, the Operator, and the Company, pursuant to which Wynn Holdings grants the Operator the exclusive right to the use of the Wynn brand name in the Integrated Resort;

"Transaction Agreements" mean: (i) this Agreement; (ii) the Articles of Association; (iii) the IRMA;
(iv) the Development Services Agreement, (v) the Trademark License Agreement, (vi) the Marketing and Central Services Agreement, (vii) any Shareholder Loans; and (viii) any such other contracts or agreements between or among the Company and a Shareholder (or its Affiliates) relating to the Business and designated and agreed by the Shareholders in writing as Transaction Agreements from time to time;

"Transfer" means any disposal in any form including by way of a sale, transfer, gift, auction, assignment, and including Change of Control, and the grant or creation of any right, beneficial interest, option, trust or Encumbrance;

"Transfer Notice" has the meaning set forth in clause 18.6(a)(i);

"True-Up Long Stop Date" has the meaning set forth in clause 5.6(a); "UAE" means the United Arab Emirates;
"UAE Dirhams" or "AED" means the official and lawful currency of the UAE from time to time; "US$" means United States dollars, the lawful currency of the United States of America;
"VAT" shall mean value added tax imposed by Applicable Law or similar charges as may be imposed from time to time;

"Waiver and Shareholder Loan Agreement" has the meaning given to it in Recital K; "Wynn Funding" has the meaning set forth in clause 6.5(a);
"Wynn Holdings" means Wynn Resorts Holdings, LLC, a Nevada limited liability company wholly owned by Wynn Resorts which owns and licenses intellectual property on behalf of Wynn Resorts.

"Wynn Resorts" has the meaning set forth in the Recitals;

"Wynn SPV Nominees" has the meaning set forth in clause 4.1(d);

"Wynn Third Party Aggregate Ownership Interest" has the meaning set forth in clause 4.6; and "Wynn Third Party Investors" has the meaning set forth in clause 4.6.
1.2    In this Agreement, except where the context otherwise requires:

(a)    a company is a "Subsidiary" of another company, its "Holding Company", if:

(i)    that other company:

(A)    holds a majority of the voting rights in it;

(B)    is a member of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(C)    is a member of it and Controls alone, or, pursuant to an agreement with other members, a majority of the voting rights in it; or

(D)    has the right to exercise a dominant influence over it pursuant to its constitutional documents or otherwise pursuant to a contract; or

(ii)    it is a Subsidiary of a company that is itself a Subsidiary of that other company;

(b)    references to a "company" shall be construed so as to include any Person, company, corporation or other body corporate or other legal entity, wherever and however incorporated or established (as applicable);

(c)    references to a "Person" means any individual, firm, company, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, unincorporated organisation, Governmental Entity, state or agency of a state, or other entity, works council or employee representative body (whether or not having separate legal personality);

(d)    words in the singular shall include the plural and vice versa, and references to one (1) gender shall include other genders;

(e)    unless otherwise expressly stated, a reference to a Schedule, clause, section, subsection or paragraph shall be a reference to a schedule, clause, section, subsection or paragraph (as the case may be) of or to this Agreement;

(f)    references to years, quarters, months, days and the passage of time shall be construed in accordance with the Gregorian calendar and, unless otherwise specified, references to time refer to the time in the UAE;

(g)    where the day on which any act, matter or thing is to be done is a day other than a Business Day, then that act, matter or thing shall be done on or by the next Business Day;

(h)    references to writing shall include any mode of reproducing words in any legible form, including by way of email;

(i)    words preceding include, includes, including and included shall be construed without limitation;

(j)    the headings and table of contents in this Agreement are for convenience only and shall not affect its interpretation;

(k)    the words best efforts shall mean the use of diligence, good faith, and every realistic effort (including incurring all reasonable costs) to the extent such efforts do not materially prejudice the interests of the acting party;

(l)    the words commercially reasonable efforts shall mean the use of reasonable efforts conducted in good faith in a commercially reasonable and prudent manner;

(m)    subject to any express provisions of this Agreement to the contrary, the obligations of any Party are to be performed at that Party's own cost and expense;

(n)    any reference to this Agreement or to any other agreement or document shall be construed as a reference to this Agreement or that other agreement or document as amended, varied, supplemented, replaced or novated (in each case, other than in breach of this Agreement or that other agreement or document);

(o)    references to any Governmental Entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, in any jurisdiction, shall include any successor to such entity; and

(p)    where amounts are expressed in both AED and US$, the US$ figure is for information purposes only, and it is the AED amount that shall prevail and bind the Parties.

2.    EFFECTIVENESS, FORMATION AND COMMENCEMENT

2.1    Effectiveness

(a)    This Agreement shall become effective on the Effective Date and, accordingly (but without prejudice to the provisions of the Waiver and Shareholder Loan Agreement, the Amended and Restated Shareholder Loan Agreement and any and all accrued rights and liabilities under the A&R Shareholders' Agreement) shall amend, restate, supersede and replace the A&R Shareholders' Agreement with effect on and from the Effective Date.

(b)    As soon as is reasonably practicable following the Effective Date, the Shareholders shall execute an updated Articles of Association to reflect such amendments to the Articles of Association as are required in light of the provisions of this Agreement and clause 25.2(b).

(c)    Each Party hereby agrees that any and all references in the Waiver and Shareholder Loan Agreement or the Amended and Restated Shareholder Loan Agreement to the A&R Shareholders' Agreement (or any provision of the A&R Shareholders' Agreement) shall, with effect on and from the Effective Date, be construed as a reference to this Agreement (or the equivalent provision of this Agreement).

2.2    Formation of the Company

(a)    The Company was incorporated by Marjan in accordance with the provisions set forth in Schedule 1.

(b)    The initial duration of the Company is for a period of twenty-five (25) years (the "Term"), effective from and including the date on which it was formed. The Term shall be automatically renewed for successive periods of ten (10) years, unless any Shareholder provides each of the other Shareholders with written notice of its intention not to renew at least twelve (12) months prior to the end of the Term or renewed period thereof.

2.3    Head Office

The head office of the Company (the "Head Office") shall be located in the Emirate of Ras Al Khaimah, UAE, or such other place within the UAE as the Shareholders may decide from time to time.

3.    BUSINESS OF THE JV GROUP

3.1    The business of the JV Group (the "Business"), and the objective for which the JV Group Companies are or will be formed, shall be to manage the development and execution of the Project and the Business as may be expanded and amended from time to time, including to encompass the development of any further integrated resort(s), and to own and oversee the management of the Integrated Resort, it being agreed that the operation of the Integrated Resort shall be delegated to the Operator pursuant to the IRMA.

3.2    The Business shall be conducted:

(a)    in accordance with Applicable Law

(b)    in accordance with the Budget;

(c)    in accordance with the standards and requirements of Wynn Resorts (for so long as Wynn Resorts or any of its Affiliates is the Operator), as well as appropriate international best practices as adopted by similar companies in mature markets in all aspects of health, safety, security and environmental protection, and overall operations; and

(d)    in a commercially prudent manner designed to maximize the value of the Integrated Resort and achieve high levels of efficiency, safety, productivity and profitability.

3.3    The Shareholders shall not:

(a)    cause any JV Group Company to undertake any activities which are contrary to or outside the scope of its licensed objectives, as amended from time to time; or

(b)    co-mingle their monies or other funds with those of any JV Group Company; or

(c)    procure or otherwise facilitate the involvement of any JV Group Company with any Shareholder's activities outside of the Business without the prior approval of the Board.

4.    FIRST CLOSING

4.1    Conditions to First Closing

First Closing was conditional on satisfaction or waiver of the following:

(a)    The opening of the Company Bank Account;

(b)    Confirmation in writing in relation to the agreement by the Parties on the concept master planning for "the Project" (as defined in the A&R Shareholders' Agreement) dated 13 September 2022;

(c)    The RAK Shareholders' notification to the other Parties of the identity of three (3) individuals that they wish to see appointed to the Board at First Closing (and in respect of whom the Shareholders undertake to procure such appointment to the Board) (the "RAK Nominees");

(d)    Wynn SPV’s notification to the other Parties of the identity of two (2) individuals whom it wishes to see appointed to the Board at First Closing (and in respect of whom the Shareholders undertake to procure such appointment to the Board) (the "Wynn SPV Nominees");

(e)    Each of the Parties (other than the Company) issuing a power of attorney authorising persons in the UAE to submit documents to and appear before authorities in the UAE, and execute documents before the notary public on behalf of each such Party in connection with the Initial Subscription and the other steps to take place at First Closing; and

(f)    Agreement between the Shareholders and Marjan on the valuation of the "Plot" (as defined in the A&R Shareholders' Agreement) in AED in the manner specified in the A&R Shareholders' Agreement,

(the "First Closing Conditions").

4.2    Satisfaction of First Closing Conditions

Each Party agrees that the First Closing Conditions have already been satisfied or waived and, accordingly, that First Closing occurred on 7 December 2022.

4.3    Steps at First Closing
On the First Closing Date the following steps occurred:

(a)    RAKHH SPV contributed in cash to the Company Bank Account AED 216,530,000 (US$59,000,000) to subscribe for and receive 216,530 Shares representing an Ownership Interest of fifty-nine per cent (59%);

(b)    Wynn SPV contributed AED 146,800,000 (US$ 40,000,000) in cash to the Company Bank
Account to subscribe for and receive 146,800 Shares,

(sub clauses (a) to (b) together, the "Initial Subscription");

(c)    the Shareholders executed an updated Articles of Association (the Agreed Form of which was attached as Schedule 12 to the Shareholders' Agreement) in front of a RAKEZ officer in accordance with Applicable Law);

(d)    the Company allotted and issued to RAKHH SPV and Wynn SPV their respective allocation of Shares in the Initial Subscription;

(e)    the RAK Nominees and the Wynn SPV Nominees were appointed as Directors, with each such appointee having executed an appropriate letter of appointment addressed to the Company; and

(f)    the Development Services Agreement was executed by each of the Company and Wynn Resorts and any other party thereto.

4.4    Share Capital following First Closing

(a)    The Share Capital immediately following First Closing (and as at the Effective Date) (the "First Closing Capital") was and is AED 367,000,000 (US$ 100,000,000) divided into 367,000 Shares with a par value of AED 1,000 each ("Par Value"), allotted between the Shareholders as follows:

Shareholder	No. of Shares	Ownership Interest
RAKHH SPV	216,530	59%
Marjan SPV	3,670	1%
Wynn SPV	146,800	40%

(b)    The Shareholders expressly agree that the Initial Subscription was not contributed by a Shareholder as a contribution in-kind.

(c)    All Shares issued at First Closing were issued and priced at their Par Value with no share premium.

4.5    Use of First Closing Capital

(a)    The Parties, acting through the JV Group, shall use the First Closing Capital to fund Project-related costs (such as design, development and master planning costs), to fund the costs of satisfying the Second Closing Conditions, and to enable the JV Group to commence the construction phase of the Integrated Resort.

(b)    As at the date of this Agreement, all of the First Closing Capital has been used to fund the design and development of the Project, meaning that none of the First Closing Capital remains available for use in accordance with clause 4.5(a).

4.6    Third Party Investors

(a)    The RAK Shareholders shall have the right to introduce one or more Third Party investors to the Project or the Business (the "RAK Third Party Investors"), who may acquire Shares from the RAK Shareholders at any time after the First Closing or subscribe for some of any new Shares that would otherwise have been subscribed for by the RAK Shareholders from time to time, provided that the aggregate Ownership Interest of all such the Third Party Investors (the "RAK Third Party Aggregate Ownership Interest") shall not exceed the sum of nine per cent (9%).

(b)    Wynn shall have the right to introduce one or more Third Party investors to the Project or the Business (the "Wynn Third Party Investors"), who may acquire Shares from the Wynn SPV at any time after the First Closing or subscribe for some of any new Shares that would otherwise have been subscribed for by the Wynn SPV from time to time, provided that the aggregate Ownership Interest of all such Wynn

Third Party Investors (the "Wynn Third Party Aggregate Ownership Interest") shall not exceed the sum of six per cent (6%).

4.7    Formation and First Closing Costs

Each Party agrees that the Formation and First Closing Costs have already been reimbursed by the Company to Marjan and that Marjan is not entitled to receive any further amounts from the Company in respect of the Formation and First Closing Costs.

5.    SECOND CLOSING

5.1    Conditions to Second Closing

Second Closing shall be conditional on the satisfaction or waiver of the following:

(a)    Finalisation of the schematic design for the Integrated Resort and its approval by the Board;

(b)    Finalisation of the Area Program and its approval by the Board;

(c)    Receipt by the Company (and approval by the Board) of the following items from Marjan, and (to the extent relevant) their subsequent submission to the Shareholders, in each case prior to approval and adoption of the Development Budget as set out in clause 5.1(g):

(i)    Final master plan for the Island to be prepared consistently with the affection plans for the Second Closing Plots and delivered to the Board by Marjan and which shall include definitive Parameters of the Main Plot, the Land Bank, the Janu Plot, the Second IR Plot, the Luxury Hotel & Apartments Plot and the Infrastructure Plot, in each case, as if all relevant land reclamation works (which shall be specified in such plan) have been completed (the "Final Master Plan");

(ii)    the Plot Contribution Schedule;

(iii)    the final Development Budget;

(iv)    Non-binding term sheets or letters of intent for the Project Financing Agreements, executed by the proposed third-party lenders (or lending syndicate);

(v)    The Agreed Form equity contribution schedule, setting out: (i) the extent to which the Total Equity Commitment Amount will be contributed to the Company by the relevant Shareholders at Second Closing; (ii) the amount of cash to be contributed to the Company by the relevant Shareholders at Second Closing in respect of contribution and/or transfer the Second Closing Plots (which shall be consistent with the Plot Contribution Schedule); (iii) the number of Shares to be allotted and issued to the relevant Shareholders in respect of the cash contributions referred to at (i) and (ii), in respect of the transfer and contribution of the Second Closing Plots to the Company or relevant Plot Nominee (as applicable) and in connection with the conversion of the Shareholder Loans provided to the Company pursuant to the Amended and Restated Shareholder Loan Agreement; and (iv) if applicable, how and when (following Second Closing) further subscriptions for Shares will be called for from the Shareholders up to the Total Equity Commitment Amount, in coordination with any drawdowns under the Project Financing Agreements, so as to manage the cash flow for the Project (the "Equity Contribution Schedule");

(vi)    Third-Party costing and estimate reports for the Project (which shall be used as back-up data for the Development Budget);

(vii)    Company procurement strategy for the Project;

(viii)    Agreed Forms of the tender documents for submission by any JV Group Company to third parties to invite them to tender for the construction of the Project;

(ix)        Logistics plans for the undertaking of the Project and its construction and associated costs;

(x)    Project management plan; and

(xi)    Project controls (cost and schedule) plan;

(d)    Agreement between the Shareholders and Marjan on the New Plot Valuation;

(e)    To the extent not already incorporated, the incorporation by the Company of such new Subsidiaries as specified in the Plot Contribution Schedule;

(f)    Receipt by the Company (and approval by the Board) of copies of the title deeds and affection plans for the Second Closing Plots from Marjan and their subsequent submission to the Shareholders;

(g)    Approval by the Shareholders (as a Shareholder Reserved Matter) of the Total Equity Commitment Amount, the Development Budget, and the adoption of the Development Budget by the Company pursuant to approval by the Board;

(h)    The novation by the Company to Wynn Al Marjan Island FZ LLC of all of the Company's rights, benefits, obligations and liabilities under the Development Services Agreement, IRMA, Trademark License Agreement, and Marketing and Central Services Agreement on terms to be agreed between the Shareholders, it being agreed that each of such contracts shall be amended to include provisions pursuant to which the Company will remain as a party to each of such agreements to guarantee the due and punctual performance of the obligations and liabilities of Wynn Al Marjan Island FZ LLC under, pursuant to and for breach of such agreements;

(i)    The novation by Wynn Resorts to Wynn ME Management, LLC of all of Wynn Resorts' rights, benefits, obligations and liabilities under the IRMA on terms to be agreed between the Shareholders;

(j)    The Parties procuring that an SPA is completed and fully executed by Marjan (as seller) and the relevant Plot Nominee (as buyer) in respect of each of the Main Plot, the Janu Plot, the Land Bank Plot, the Second IR Plot and the Luxury Hotel & Apartments Plot in accordance with the Plot Contribution Schedule;

(k)    The RAK Shareholders delivering to Wynn SPV and the Company the Second Closing Proportion Schedule;

(l)    Each of the Shareholders (and any Third Party Investor(s)) subscribing for Shares at Second Closing issuing a power of attorney (or a shareholders' resolution, notarised and attested as required under Applicable Law) authorising persons in the UAE to submit documents and appear before authorities in the UAE, and execute documents before the notary public on behalf of such Shareholder in connection with the steps to take place at Second Closing; and

(m)    The satisfaction or waiver of all "Closing Conditions" under the Infra Shareholders' Agreement (other than the "Closing Condition" set out in Clause 4.1(k) of the Infra Shareholders' Agreement), in each case, in accordance with the Infra Shareholders' Agreement.

(the "Second Closing Conditions").

5.2    Satisfaction of Second Closing Conditions

(a)    The Shareholders shall each use their respective commercially reasonable efforts to procure that the Second Closing Conditions are fulfilled as soon as possible and in any event on or before the Second Long Stop Date.

(b)    Each Party shall provide such information and documents and such other assistance as may be reasonably required by each other Party in order for that other Party to be able to fulfil its obligations under this clause 5.2.

(c)    The Shareholders may waive or amend all or any of the Second Closing Conditions in whole or in part, at any time by mutual agreement in writing.

(d)    If the Second Closing Conditions are not fulfilled or, where applicable, waived on or before the Second Long Stop Date (or such later date as the Parties may agree in writing), any Shareholder may, by notice in writing to the other Parties, terminate this Agreement and the Parties shall begin the process of Winding Up each JV Group Company as soon as reasonably practicable, in which case no Shareholder shall have any rights or obligations under this Agreement (and no Party shall have any claim against the other) except in respect of any previous breach of this Agreement (including a breach of this clause 5.2). The Surviving Provisions shall survive any such termination.

(e)    A Shareholder may not exercise a right of termination under clause 5.2(d), if that Shareholder’s breach of this Agreement is a material cause of, or resulted in, any Second Closing Condition not being fulfilled by the Second Long Stop Date.

5.3    Steps at Second Closing

On or before the Second Closing Date, the Shareholders shall procure that the following steps occur:

(a)    Marjan will transfer and contribute the Second Closing Plots to the Company and/or the relevant Plot Nominee (in lieu of the Company) in accordance with the Plot Contribution Schedule and the relevant SPAs executed pursuant to clause 5.1(j), it being agreed that:

(i)    to the extent the Plot Contribution Schedule requires any consideration to be paid by the Company in respect of a Second Closing Plot to comprise of cash, then:

(A)    the RAK Shareholders shall contribute such amount in AED to the Company Bank Account, and thereby subscribe for and receive the corresponding number of new Shares issued by the Company at Par Value, as is equal to sixty per cent. (60%) of the aggregate portion of the New Plot Valuation allocated to such Second Closing Plot in the Plot Contribution Schedule;

(B)    Wynn SPV shall contribute such amount in AED to the Company Bank Account, and thereby subscribe for and receive the corresponding number of new Shares issued by the Company at Par Value, as is equal to forty percent (40%) of the aggregate portion of the New Plot Valuation allocated to such Second Closing Plot in the Plot Contribution Schedule; and

(C)    the Company shall pay the amount contributed by the RAK Shareholders and Wynn SPV pursuant to clauses 5.3(a)(i)(A) and 5.3(a)(i)(B) to Marjan; and

(ii)    to the extent the Plot Contribution Schedule requires any consideration to be paid by the Company in respect of a Second Closing Plot to comprise of Shares, then:

(A)    such Shares shall be issued and allotted to Marjan SPV (instead of Marjan);

(B)    upon the transfer and contribution by Marjan of such Second Closing Plot to the Company or the relevant Plot Nominee (in lieu of the Company), Marjan SPV shall receive such number of new Shares issued by the Company as is equal to the aggregate portion of the New Plot Valuation that is allocated to such Second Closing Plot in the Plot Contribution Schedule, divided by the Par Value, from which it may require the Company to allot and issue any number of such new Shares to RAKHH SPV (it being agreed that any Shares issued and allotted to Marjan SPV and/or RAKHH SPV in respect of the aggregate portion of the New Plot Valuation that relates to any Related Plot will be issued as unpaid Shares and only be deemed to have been paid up upon the completion of the steps and actions in clause 5.5 in respect of such Related Plot, and that the balance of the Shares will be credited as fully paid up); and

(C)    clause 5.3(c) shall apply in respect of the contributions required from Wynn SPV in respect of such Second Closing Plot;

(b)    If the Shareholders (as a Shareholder Reserved Matter) agree that any portion of the Total Equity Commitment Amount should be contributed to the Company at Second Closing, the RAK Shareholders shall, in addition to the contributions as described in clause 5.3(a), contribute such amount in AED to the Company Bank Account, and thereby subscribe for and receive the corresponding number of new Shares issued by the Company at Par Value (credited as fully paid), as is equal to sixty percent (60%) of such portion of the Total Equity Commitment Amount;

(c)    Wynn SPV shall contribute such amount in AED to the Company Bank Account, and thereby subscribe for and receive the corresponding number of new fully paid up Shares issued by the Company at Par Value, as is necessary for it to maintain its Ownership Interest of forty percent (40%) immediately following Second Closing (and following the contribution of the Second Closing Plots to the Company and/or relevant Plot Nominee(s) in lieu of the Company and the issuance and allotment of the Shares referred to in clauses 5.3(a),5.3(b), 5.3(d) and 5.3(e)) as set out in the Equity Contribution Schedule and Second Closing Proportion Schedule;

(d)    each Third Party Investor holding Shares prior to Second Closing (if any) shall contribute such amount in AED to the Company Bank Account, and thereby subscribe for and receive the corresponding number of new fully paid up Shares issued by the Company at Par Value, as is necessary for it to maintain its Ownership Interest as set out in the Second Closing Proportion Schedule immediately following Second Closing;

(e)    Any new Third Party Investor that does not hold Shares prior to Second Closing but has agreed to subscribe for Shares at Second Closing, if applicable, shall contribute its agreed subscription amount in AED to the Company Bank Account, and thereby subscribe for and receive the corresponding number of new Shares issued by the Company at Par Value, as set out in the Second Closing Proportion Schedule immediately following Second Closing;

(f)    the Company shall allot and issue to each Shareholder (including any Third Party Investor) its respective allocation of Shares as described above upon receipt of the relevant subscription payment, it being agreed that all Shares issued at Second Closing shall be priced and issued at their Par Value with no share premium (and, unless specified otherwise above, credited as fully paid); and

(g)    the Shareholders shall execute the Articles of Association reflecting the increase in share capital equal to the aggregate amount indicated in the Second Closing Proportion Schedule in front of a RAKEZ officer in accordance with Applicable Law.

5.4    Plot Nominees

(a)    Each Party acknowledges and agrees that:

(i)    the Company may from time to time direct that Marjan transfers and contributes the Plot (or any Second Closing Plot) to a Plot Nominee (in lieu of the Company) and that such direction(s) will be set out in the Plot Contribution Schedule;

(ii)    any transfer and contribution of the Plot (or any Second Closing Plot) to a Plot Nominee by Marjan in accordance with the Plot Contribution Schedule shall be deemed to be a transfer and contribution of the Plot (or relevant Second Closing Plot) to the Company; and
(iii)    notwithstanding any such transfer and contribution to a Plot Nominee, the Company will remain liable for the allotment and issuance of the relevant Shares as consideration for such transfer and contribution, any other payment of the relevant consideration and any and all liabilities in respect of the Plot (or relevant Second Closing Plot) under this Agreement or any relevant contribution agreement entered into by the Company and the Plot Nominee.

5.5    Reclamation of the Related Plots

(a)    Without prejudice to the provisions of clause 5.6, Marjan hereby irrevocably undertakes to each of the other Parties and agrees to (at its own cost):

(i)    complete (or procure the completion of) all reclamation works in respect of the Related Plots as are necessary so that the Second Closing Plots reflect the definitive Parameters set out in the Final Master Plan as soon as possible following Second Closing and in any event no later than the Reclamation Longstop Date; and

(ii)    in respect of such reclamation works in respect of each of the Related Plots, provide the Company and the Shareholders with: (i) regular updates in respect of the relevant reclamation works; and (ii) an irrevocable confirmation of the scheduled completion date of the relevant reclamation works at least 30 days' in advance of their completion.

(b)    In respect of each Second Closing Plot, for the purposes of clause 5.5(a)(i), the relevant reclamation works in respect of the relevant Related Plot shall be deemed to be completed upon the receipt by the Company (and approval by the Board) of the following items from Marjan in respect of such Related Plot, and their subsequent submission to and approval by the Shareholders:

(i)    A written notice confirming the completion of the relevant reclamation works for the relevant Related Plot as indicated in the Final Master Plan in accordance with clause 5.5(a) (provided that the actual aggregate area of the Plot may deviate from the definitive Parameters in the Final Master Plan, subject to and in accordance with clause 5.6), accompanied by a copy of the taking-over certificate in respect of those reclamation works which is issued pursuant to the construction contract entered into by Marjan in relation to the carrying out of those reclamation works;

(ii)    A survey plan of the Second Closing Plot to which such Related Plot relates prepared by a duly qualified and licensed surveyor following the completion of the relevant reclamation works in respect of the relevant Related Plot (as indicated to in the Final Master Plan) which confirms the extent to which the actual Parameters of such Second Closing Plot align with or deviate from the definitive Parameters for such Second Closing Plot set out in the Final Master Plan; and

(iii)    If necessary, a revised allocation of the New Plot Valuation for that Second Closing Plot, based on the actual Parameters of such Second Closing Plot (as confirmed in the survey plan referred to in clause 5.5(b)(ii)).

(c)    If, despite Marjan using its best endeavours to comply with its obligations under clause 5.5(a)(i), the relevant reclamation works required to ensure that any Second Closing Plot reflects the definitive Parameters in respect of such Second Closing Plot set out in the Final Master Plan are not reasonably likely to be completed on or before the date falling one (1) year after the Second Closing Date, then Marjan may, by written notice to the other Parties (the "Extension Notice"), unilaterally extend the Reclamation Long Stop Date to be a date that is no later than the date falling eighteen
(18) months after the Second Closing Date. Marjan may only exercise its rights under this clause 5.5(c): (i) once; (ii) on or after the date falling nine (9) months after the Second Closing Date; and (iii) on or before the date falling ten (10) months after the Second Closing Date.

(d)    Each Party acknowledges and agrees that, in respect of each Related Plot: (i) all consideration due and payable by the Company for such Related Plot was paid via the Company's issuance and allotment of Shares to Marjan SPV and/or RAKHH SPV (or payment of cash to Marjan) in accordance with clause 5.3(a), so no further consideration shall be payable by the Company upon the completion of any relevant reclamation works; and (ii) upon completion of the relevant reclamation works in respect of such Related Plot in accordance with this clause 5.5, the Company shall credit any Shares that were issued to Marjan SPV and/or RAKHH SPV in respect of such Related Plot in accordance with clause 5.3(a) (and left unpaid) as fully paid up Shares.

(e)    If any survey plan prepared pursuant to clause 5.5(b)(ii) confirms that the actual Parameters of the relevant Second Closing Plot deviate from the definitive Parameters for that Second Closing Plot set out in the Final Master Plan, then:

(i)    Marjan shall, at its cost, as soon as practically possible:

(A)    revise the Final Master Plan so that it aligns with that survey plan;

(B)    take all necessary steps, including appearing before the relevant authorities (including but not limited to RAKM), to amend and update the relevant affection plan and title deed for that Second Closing Plot so that the Parameters of that Second Closing Plot as shown in that affection plan and title deed align with the actual Parameters of that Second Closing Plot as shown in that survey plan; and

(C)    deliver that amended and updated affection plan and title deed (together with the revised Final Master Plan) to the Board for approval (and subsequently to the Shareholders); and

(ii)    the Parties shall provide such information and documents and such other assistance as may be reasonably required by Marjan in order for Marjan to be able to fulfil its obligations under clause 5.5(e)(i).

5.6    True-Up on Deviation of Plot Area

(a)    Without prejudice to the provisions of this clause 5.6, each Party acknowledges and agrees that: (i) no material deviations in respect of the definitive Parameters or actual size of any Second Closing Plot set out in the Final Master Plan are envisaged or expected; and (ii) any deviation from the Final Master Plan shall require the prior written approval of: (i) Marjan; and (ii) all Shareholders as a Shareholder Reserved Matter.

(b)    If the survey plans for the Plot provided pursuant to clause 5.5(b)(ii) show that the actual aggregate area in square feet of the Second Closing Plots transferred and contributed to the Company (or relevant Plot Nominee in lieu of the Company) following the completion of the relevant reclamation works deviates from the definitive Parameters for the Plot (in its entirety) set out in the Final Master Plan, then, within 60 days following the earlier of: (i) the completion of all of the reclamation works in respect of all of the Related Plots in accordance with the relevant provisions of this Agreement; and (ii) the Reclamation Longstop Date (such earlier date being the "True-Up Long Stop Date"), the Company shall: (i) determine any required revisions to the aggregate New Plot Valuation (based on the actual aggregate area in square feet of the Second Closing Plots transferred and contributed to the Company (or relevant Plot Nominee in lieu of the Company), following the completion of the relevant reclamation works, and otherwise using the same methodology as set out in the definition of "New Plot Valuation"); and (ii) confirm such determination in writing to the Shareholders.

(c)    The Parties agree that, unless otherwise agreed in writing between the Shareholders (and without prejudice to any other remedy or claim available to any Party under, pursuant to or for breach of any provision of this Agreement, including in connection with any failure by Marjan to comply with any of its obligations under clause 5.5 or any Second Closing Plot deviating from the Final Master Plan):

(i)    If the actual aggregate area of the Plot transferred and contributed to the Company or relevant Plot Nominee following the completion of the relevant reclamation works (based on the relevant survey plans, title deeds and affection plans) (the "Actual Plot Area") is greater than the aggregate area of the Plot indicated in the Final Master Plan:

(A)    Marjan SPV shall subscribe for (and the Company shall allot and issue to Marjan SPV, credited as fully paid) such number of additional Shares in the Company as is equal to: (i) the revised New Plot Valuation (based on the Actual Plot Area and otherwise using the same methodology as set out in clause 5.1(d)), minus the New Plot Valuation agreed pursuant to clause 5.1(d); divided by (ii) the Par Value, from which it may require the Company to allot and issue any number of such new Shares to RAKHH SPV (it being agreed that the consideration for such Shares will have been paid by Marjan transferring and contributing land to the Company, or relevant Plot Nominee in lieu of the Company, in excess of the aggregate area of the Plot indicated in the Final Master Plan);

(B)    Wynn SPV shall contribute such amount in cash in AED to the Company Bank Account, and thereby subscribe for (and the Company shall allot and issue to Wynn SPV, credited as fully paid) the corresponding number of new fully paid up Shares issued by the Company at Par Value, as is necessary for it to maintain its Ownership Interest of forty percent (40%) immediately following the allotment and issue of the Shares referred to in clauses 5.6(c)(i)(A) and 5.6(c)(i)(C); and

(C)    each Third Party Investor holding Shares shall contribute such amount in AED to the Company Bank Account, and thereby subscribe for (and the Company shall allot and issue to such Third Party Investor, credited as fully paid) the corresponding number of new fully paid up Shares issued by the Company at Par Value, as is necessary for it to maintain its Ownership Interest as at immediately prior to the allotment and issue of the Shares referred to in clauses 5.6(c)(i)(A) and 5.6(c)(i)(B), provided that, if the Actual Plot Area is more than five per cent (5%) greater than the aggregate area of the Plot indicated in the Final Master Plan, the provisions of clauses 5.6(c)(i)(A) to 5.6(c)(i)(C) (inclusive) shall apply as if the Actual Plot Area is exactly five per cent (5%) greater than the aggregate area of the Final Master Plan only; and

(D)    the purchase price in the relevant SPA(s) shall be varied accordingly and the Parties shall procure that:

I.    an amendment agreement is entered into in respect of the relevant SPA to give effect to that required variation; and

II.    any additional registration fees payable to RAKM as a result of that variation are paid without delay to RAKM; and

(ii)    If the Actual Plot Area is smaller than the aggregate area of the Plot indicated in the Final Master Plan, Marjan SPV shall contribute such amount in cash in

AED to the Company Bank Account as is equal to the New Plot Valuation agreed pursuant to clause 5.1(d) minus the revised New Plot Valuation (based on the Actual Plot Area and otherwise using the same methodology as set out in clause 5.1(d)) (it being agreed that such cash contribution shall be recorded as payment in respect of the Shares issued to Marjan SPV and/or RAKHH SPV at Second Closing and that the amount recorded as a payment in kind in respect of such Shares shall reflect the revised New Plot Valuation referred to in this clause).

(d)    The Parties will use commercially reasonable endeavours to complete the necessary steps at clause 5.6(c)(i) or clause 5.6(c)(ii) as soon as possible following the True Up Long Stop Date.

(e)    To the extent they have not already done so, any of the Shareholders (and any Third Party Investor(s)) subscribing for Shares pursuant to this clause 5.6 must issue a power of attorney (or a shareholders' resolution, notarised and attested as required under Applicable Law) authorising persons in the UAE to submit documents and appear before authorities in the UAE, and execute documents before the notary public on behalf of such Shareholder in connection with the steps to take place in respect of the Company's allotment and issuance of such Shares pursuant to this clause 5.6.

5.7    True up on Variation of Parameters

(a)    If, at any time following the True Up Longstop Date, the Parties agree that the definitive Parameters (including the land boundaries) of any Second Closing Plot shall be varied to be different to the definitive Parameters (including the land boundaries) of that Second Closing Plot indicated in the Final Master Plan or if applicable, the Final Master Plan revised pursuant to clause 5.5(e)(i)) (the "Amended Plot Parameters"):

(i)    Marjan shall, as soon as is practically possible (and at the cost of the JV Company):

(A)    take all necessary steps, including appearing before the relevant authorities (including but not limited to RAKM), to implement the Amended Plot Parameters and procure the updated title deeds and affection plans referred to in clause 5.7(a)(i)(B)III; and

(B)    deliver the following to the Board for approval (and subsequently to the Shareholders):

I.    A revised version of the Final Master Plan reflecting the Amended Plot Parameters, in each case, as if all relevant land reclamation works and any proposed subdivision(s), consolidation(s), transfer(s) and/or other amendments of the relevant land titles have been completed;

II.    A survey plan of each Second Closing Plot prepared by a duly qualified and licensed surveyor which reflects the Amended Plot Parameters;

III.    A copy of the updated title deed and affection plan for each Second Closing Plot reflecting the Amended Plot Parameters and the survey plan prepared in accordance with clause 5.7(a)(i)(B)II; and

IV.    A revised allocation of the New Plot Valuation for each Second Closing Plot based on the Amended Plot Parameters (as confirmed in the title deed and affection plan referred to in clause 5.7(a)(i)(B)III);

(ii)    the Parties shall provide such information and documents and such other assistance as may be reasonably required by Marjan in order for Marjan to be able to fulfil its obligations under clause 5.7(a)(i);

(iii)    If applicable, the Parties shall arrange for any relevant cash amounts to be transferred between the relevant JV Group Companies in light of the revised allocation of the New Plot Valuation referred to in clause 5.7(a)(i)(B)IV (and for the JV Group's books and records to be updated accordingly); and

(iv)    To the extent applicable (and taking into account any amounts already contributed to the Company by the relevant Shareholder(s) pursuant to clause
5.6 and the extent to which the Plot has been contributed and transferred to the Company (or a Plot Nominee in lieu of the Company) in accordance with the relevant provisions of this Agreement):

(A)    If, as a result of the implementation of the Amended Plot Parameters, the aggregate area of the Plot is greater than the aggregate area of the Plot indicated in the Final Master Plan or if applicable, the Final Master Plan revised pursuant to clause 5.5(e)(i)) and, as a result of such increase, the aggregate area of the Infrastructure Plot is smaller than the aggregate area of the Infrastructure Plot indicated in the Final Master Plan or if applicable, the Final Master Plan revised pursuant to clause 5.5(e)(i)), then the Parties shall, acting reasonably and in good faith, discuss and agree the steps to be undertaken to: (i) return capital to the shareholders of Infra PropCo Island 3 Infra Enterprises FZ LLC (to reflect the smaller area of the Infrastructure Plot); and (ii) inject such capital into the Company (to reflect the greater area of the Plot); and

(B)    If, as a result of the implementation of the Amended Plot Parameters, the aggregate area of the Plot is smaller than the aggregate area of the Plot indicated in the Final Master Plan or if applicable, the Final Master Plan revised pursuant to clause 5.5(e)(i)) and, as a result of such reduction, the aggregate area of the Infrastructure Plot is greater than the aggregate area of the Infrastructure Plot indicated in the Final Master Plan or if applicable, the Final Master Plan revised pursuant to clause 5.5(e)(i)), then the Parties shall, acting reasonably and in good faith, discuss and agree the steps to be undertaken to: (i) return capital to the Shareholders (to reflect the smaller size of the Plot); and (ii) inject such capital into Infra PropCo Island 3 Infra Enterprises FZ LLC (to reflect the greater area of the Infrastructure Plot).

(b)    For the avoidance of doubt, the Parties agree that this clause 5.7 does not intend to require any additional reclamation works (or any construction or destruction works) to be carried out by any of the Parties in respect of the Plot.

5.8    Construction and Project Financing Agreements

The Parties shall procure that, save as they may otherwise unanimously agree:

(a)    before any JV Group Company commences the construction phase of any aspect of the Project, the relevant JV Group Company shall award and enter into the construction contracts for such aspect of the Project (it hereby being agreed by each of the Parties that any and all construction that has taken place prior to the date of this Agreement is hereby ratified and approved for all purposes under this Agreement);

(b)    each relevant JV Group Company and the relevant lenders or syndicate of lenders thereto shall execute the Project Financing Agreements and the first drawdown notice shall be issued thereunder at or as soon as is reasonably and practicably possible following Second Closing; and

(c)    after Second Closing, to the extent the Total Equity Commitment Amount has not be paid in full by each Shareholder at Second Closing, the Company shall be permitted to call for funding from the Shareholders (through Board-issued Funding Notices), in one or more tranches, up to the Total Equity Commitment Amount in accordance with the Equity Contribution Schedule to meet Project expenses to be incurred prior to Opening in accordance with the Development Budget.

6.    SHAREHOLDER FUNDING

6.1    Total Equity Commitment Amount

(a)    To the extent the Total Equity Commitment Amount has not be paid in full by each Shareholder at Second Closing, each Shareholder undertakes to pay, contribute and subscribe for Shares in one or more tranches up to its Ownership Interest of the Total Equity Commitment Amount as and when called for by the Company prior to Opening (after taking into account any subscriptions for Shares made at First Closing and Second Closing), provided that, after Second Closing, any call by the Company for subscriptions for Shares up to the Total Equity Commitment Amount shall only be made by way of a Funding Notice issued in accordance with the Equity Contribution Schedule.

(b)    Any Total Equity Commitment paid to the Company in accordance with the relevant provisions of this Agreement shall be transferred to the relevant JV Group Company(ies) in the manner determined by the Board.

6.2    Additional Funding

(a)    To the extent that the Board determines that further funding is required by any JV Group Company, whether by way of debt or equity contributions, at any time after the First Closing, that cannot be met through the proposed funding to be received pursuant to calls for subscription or drawdowns under the Total Equity Commitment Amount and the Project Financing Agreements (including the proposed contributions to be made at the Second Closing), such further funding requirements shall be satisfied (unless the Board and Shareholders unanimously agree otherwise) as follows (in order):

(i)    first, the relevant JV Group Company shall seek Third Party non-recourse financing on commercially reasonable terms (without requiring Shareholder guarantees or other support from the Shareholders), on such terms as shall be agreeable to the Shareholders;

(ii)    second, the Company shall seek Shareholder Loans from the Shareholders (pro rata to their Ownership Interests at the time), provided that the interest on any

Shareholder Loans may not exceed the Agreed Rate (and the funding received by the Company pursuant to such Shareholder Loans shall be transferred to the relevant JV Group Company in the manner determined by the Board); and

(iii)    third, the Company shall seek new equity contributions from the Shareholders (pro rata to their Ownership Interests at the time), in return for Shares, subject to agreement by the Shareholders as a Shareholder Reserved Matter (and the funding received by the Company in exchange for such Shares shall be transferred to the relevant JV Group Company in the manner determined by the Board).

(b)    If additional funding through contributions from Shareholders pursuant to clause 6.2(ii) or
(iii) is required (subject to such caps as may be set in place by the Board from time to time), the Company shall deliver to the Shareholders a Funding Notice which specifies the amount of Shareholder funding to be subscribed for and/or contributed by each Shareholder (as applicable); provided that the portion of funding to be provided by each Shareholder shall correspond to such Shareholder’s Ownership Interest as of the date of such Funding Notice.

6.3    Funding Calls

If a Funding Notice is issued to the Shareholders:

(a)    each Shareholder undertakes that it shall exercise its rights as a Shareholder and take such steps (including the execution and delivery of documents) as are necessary or desirable in connection with the issue of new Shares and/or the contribution of Shareholder Loans, including by signing all amendments to the Articles of Association;

(b)    each Shareholder shall within ninety (90) days of the issuance of a Funding Notice, pay the amounts required of it as set out in the Funding Notice;

(c)    to the extent the Shareholders provide any Shareholder Loans to the Company in response to such Funding Notice, all such Shareholder Loans shall include terms and conditions which are identical for all Shareholders, and include a requirement that such Shareholder Loans be drawn and repaid on a pro rata basis to each Shareholder’s Ownership Interest, subject to this clause 6.3;

(d)    if there is a shortfall in the amount to be provided to the Company because a Shareholder (a "Non-Contributing Shareholder") does not fund all of its portion of the amount set out in its Funding Notice when required to do so in accordance with this Agreement (a "Shortfall Amount"), then:
(i)    such Non-Contributing Shareholder shall be considered a Defaulting Shareholder and shall be subject to an Event of Default unless (i) the Funding Notice was issued for an amount that would take the total equity contribution of the Non- Contributing Shareholder over its proportionate share of the Total Equity Commitment Amount, and such Non-Contributing Shareholder has requested to be diluted to the extent of the Shortfall Amount or (ii) otherwise agreed by all the Shareholders;

(ii)    each other Shareholder who contributes its share of requested funding in full (a "Contributing Shareholder") may (at its own discretion) at any time following such Non-Contributing Shareholder's failure to fund elect, and the other Shareholders shall take such steps (including the execution and delivery of documents), to allow such Contributing Shareholder to:

(A)    procure that the Company returns the entire amount contributed by the Contributing Shareholder as part of that Funding Notice; or

(B)    fund the entirety or a part of the Shortfall Amount either by way of a subscription for Shares or Shareholder Loans or any combination of such methods (provided that any interest on a Shareholder Loan shall not exceed the Agreed Rate);

(iii)    where more than one Contributing Shareholder wishes to fund all of the Shortfall Amount, they shall share the funding of such amount pro rata to the ratio of their Ownership Interests to one another; and

(iv)    for the avoidance of doubt, no Shareholder shall be obliged to contribute any funds, in excess of the amount that is requested of it in the Funding Notice;

(e)    Subject to clause 17.3 and unless the Board and the Contributing Shareholder(s) agree otherwise, a Contributing Shareholder receiving back its contributed amounts in accordance with clause 6.3(d)(ii)(A) or electing to fund the entirety or a part of the Shortfall Amount, shall not cure the Event of Default caused by the Non-Contributing Shareholder, and the Non-Contributing Shareholder shall remain a Defaulting Shareholder until the Non-Contributing Shareholder remedies such Event of Default by making the contribution required of it in accordance with the relevant Funding Notice, either directly to the Company or to the Contributing Shareholder(s) who have settled the Shortfall Amount on its behalf, together with interest on such amount accruing at the Agreed Rate from the time the contribution should have been made until the time that it is made;

(f)    Should the Contributing Shareholder decide to fund all or a part of the Shortfall Amount in accordance with clause 6.3(d)(ii)(B) by way of a subscription for Shares, that Contributing Shareholder’s Ownership Interest shall increase accordingly. If the Non-Contributing Shareholder subsequently remedies the Event of Default by making the contribution required of it to the relevant Contributing Shareholder, that Contributing Shareholder shall transfer to Non-Contributing Shareholder the Shares that it was so issued with, or assign and novate the relevant Shareholder Loans it provided, when funding all or a part of the Shortfall Amount. The Non-Contributing Shareholder shall be responsible for any and all taxes, fees, or costs required to register such transfer;

(g)    The Shareholders expressly agree that, in response to such Funding Notice, no Shareholder may contribute in-kind capital in exchange for Shares, unless expressly agreed in writing otherwise by all the other Shareholders; and

(h)    Any issuance of Shares up to the Total Equity Commitment Amount shall be at Par Value, whereas any issuance of Shares that would take the Share Capital above the Total Equity Commitment Amount shall be issued at a price per Share derived from the Fair Price of the Equity Interests at the relevant time, as determined under Schedule 2.

6.4    Third-Party Debt Financing

If any JV Group Company raises further funding by way of Third Party financing pursuant to clause 6.2(a)(i), (including corporate, project and asset-backed financing from commercial banks, debt capital markets, export credit agencies, government lending organisations or other third parties), the Company and the Shareholders agree that they shall each use their commercially reasonable efforts to assist the relevant JV Group Company in obtaining such financing.

However, no Shareholder shall be required to provide any guarantees or other credit support in connection with such financing unless it agrees otherwise in writing.

6.5    Wynn Funding

(a)    It is acknowledged by the Parties that Wynn SPV and/or Wynn Resorts may seek Third- Party financing to fund its equity contributions to the Company ("Wynn Funding").

(b)    The Shareholders and Parents other than Wynn Resorts and Wynn SPV ("Non-Wynn Shareholders") agree, so far as they are legally permitted to do so, to use their commercially reasonable efforts to cooperate with any reasonable requests from Third Parties related to the Wynn Funding, without recourse or financial obligation to the Non- Wynn Shareholders (including, so far as the Non-Wynn Shareholders are legally permitted to do so, with respect to possible requests for third party consents within the control of the Non-Wynn Shareholders or the provision of certain information in the possession of the Non-Wynn Shareholders that is reasonably required by any third-party lender providing the Wynn Funding).

(c)    If Wynn SPV enters into Wynn Funding, it is agreed that it may not grant security or create any Encumbrances over its directly held Equity Interests in the Company, or over any of the assets of a JV Group Company. The terms of any security or Encumbrance created by Wynn SPV (or its assignee) for the purposes of any Wynn Funding must include or be accompanied by a non-exclusive license to each JV Group Company to use the "Wynn" brand in connection with the Integrated Resort following the exercise and enforcement of any such security or Encumbrance up until the earlier of (i) the termination of the Transaction Agreements and (ii) the date falling ten (10) years after the date on which such security or Encumbrance is exercised or enforced.

6.6    Use of Capital

(a)    Each Party agrees that, unless otherwise specified in a particular Funding Notice, the JV Group shall be entitled to use any funding provided by the Shareholders in accordance with this Agreement (including, without limitation, any funding provided at Second Closing) to fund any Project-related costs, irrespective of the Second Closing Plot or the aspect of the Project to which such costs relate (but provided such costs are incurred and paid for in accordance with the Budget, the Development Budget, and the Business Plan (and otherwise as determined by the Board, subject to and in accordance with this Agreement)).

(b)    If a Funding Notice specifies that the relevant funding is being sought from the Shareholders for a particular purpose, then the funding provided by the relevant Shareholder(s) in respect of such Funding Notice shall only be used by the JV Group for such purpose.

7.    SHAREHOLDER COMMITMENTS

7.1    Wynn Resorts support

Wynn Resorts will provide each JV Group Company with the following support:

(a)    resort management services in its capacity as Operator on the terms set out in the IRMA;

(b)    design, development and technical services to on the terms set out in the Development Services Agreement;

(c)    marketing, sales, reservations, information technology, and other Wynn Resorts group services on the terms set out in the Marketing and Central Services Agreement, and

(d)    the exclusive right to the use of the Wynn brand name within the United Arab Emirates on the terms set out in the Trademark License Agreement.

7.2    RAK Shareholders’ obligations

(a)    Marjan shall be responsible for providing, at its own cost, adequate supporting infrastructure for the Project on the Island, including power supply, water, roads, street lighting, and sewage connections up to the boundaries of the Island, as may be required to develop the Project.

(b)    From First Closing until the completion of the Integrated Resort’s construction and fit out, Marjan shall act as the principal day-to-day interface on behalf of the RAK Shareholders with the JV Group in the Project.

(c)    Marjan shall assist each JV Group Company with value engineering, tender management, and construction coordination through to the completion of the construction phase of the Project. Marjan’s obligations to each JV Group Company in this regard shall be outlined in a separate service agreement with the Company (or relevant JV Group Company).

(d)    From completion of the Integrated Resort’s construction and fit out ("Pre-Opening") onwards, RAKHH shall act as the principal day-to-day interface on behalf of the RAK Shareholders with the JV Group in the Project. RAKHH shall assume responsibility for the asset management of the Integrated Resort and the wider Project on behalf of the JV Group from Pre-Opening onwards. RAKHH’s obligations to each JV Group Company in this regard shall be outlined in a separate asset management agreement with the Company (or relevant JV Group Company) to be negotiated and agreed at the relevant time.

7.3    Mutual obligations

The Parents shall each use their respective commercially reasonable efforts to procure that all permits and licences required in relation to the construction and operation of Integrated Resort (including for entertainment gaming) are obtained prior to Opening (or, if required for an earlier phase of the Project, before such time).

7.4    Use of the Second IR Plot

The Parties acknowledge and agree that Wynn SPV (or an Affiliate of it) shall be the casino operator of any casino developed on the Second IR Plot and Wynn SPV (or an Affiliate of it) shall remain the sole casino operator for the Second IR Plot.

8.    THE BOARD

8.1    Members of the Board

(a)    The Business, and the overall strategic direction of the JV Group, shall be managed by the board of directors of the Company (the "Board").

(b)    The Board will consist of not fewer than four (4) members (each a "Director").

(c)    Subject to sub-clause (e) below, each Shareholder shall have a right to nominate a Director for appointment for every full twenty percent (20%) holding of Shares that it owns. Subject to the rest of this clause 8.1, in circumstances where a Shareholder ceases to hold at least twenty percent (20%) of the Shares in the Company, that Shareholder shall no longer have a right to nominate a Director for appointment.

(d)    For so long as they collectively hold a majority of the Shares, whether directly or indirectly, the RAK Shareholders shall collectively have the right to nominate for appointment at least three (3) Directors, and in any event a majority of the Board (including if it requires their appointing more than three (3) Directors).

(e)    If Wynn SPV holds more than ten percent (10%) but less than twenty percent (20%) of the Shares, they shall have the right to nominate for appointment one (1) Director for so long as it (or its Affiliate) is the Operator.

(f)    The Shareholders shall procure, either through voting at a General Assembly or through execution of a written resolution, that the relevant nominees of the Shareholders pursuant to this clause 8 are appointed to (and removed from as the case may be) the Board promptly upon being informed of the identity of the proposed nominee(s).

(g)    The administrative affairs of the Board shall be managed by a secretary (the "Secretary"), who shall be appointed by a resolution of the Board and shall serve for such period of time as the Board shall determine.

(h)    A Director may be removed and replaced at the discretion of the Shareholder who nominated such Director at any time upon written Notice to the other Shareholders and the Secretary and the Shareholders shall promptly take all necessary action to give effect to such removal or replacement. Additionally, any Director may resign at any time upon written Notice to the Shareholders, the Board and the Secretary.

(i)    The Chairperson shall be a Director nominated by a RAK Shareholder, as approved by the Board, rotating every four (4) years or as otherwise agreed by the Board.

(j)    The Shareholders shall use their respective best efforts to ensure that the Directors nominated by them shall, when appointed to the Board, discharge their duties in accordance with this Agreement and Applicable Law.

8.2    Meetings; Notice; Proxy

(a)    The Board shall meet at least four (4) times a Year.

(b)    The meetings of the Board shall be presided over by the Chairperson. The Chairperson shall set the agenda for meetings of the Board and shall have a casting vote in the event of a deadlocked Board.

(c)    The Chairperson may certify resolutions of the Board. The Chairperson shall have a casting vote in the event of a tie in a Board vote.

(d)    Meetings of the Board shall, subject to the provisions of this Agreement (including clauses 8.3(a) and 8.3(d)), be held in the UAE at the registered address of the Company unless otherwise agreed by a resolution of the Board, provided that at least one (1) meeting of the Board shall be held within four (4) months from the end of each Financial Year (or such shorter period as may be required by Applicable Law) in order for the Board to endorse the financial statements of the JV Group (and/or each relevant JV Group Company), prepare the Board report and prepare the Board recommendations in relation to the distribution of dividends.

(e)    A special Board meeting may be convened by Notice given by any Director in writing to the Chairperson and the Secretary, for good cause or a substantial reason related to the Business or a JV Group Company, the consideration of which cannot be reasonably deferred to a scheduled meeting of the Board.

(f)    At least fourteen (14) days’ Notice of any Board meeting (scheduled or special, but excluding an Adjourned Meeting) shall be given, and such Notice shall include the agenda (save in the case of a bona fide emergency where a Board meeting may be convened at the request of a Director on forty-eight (48) hours’ Notice, in which case the Notice must indicate the nature of, and reasons for, the emergency). A Director may waive (with respect to that Director), in writing, any requirement for advance Notice of any meeting on behalf of such Director. A written retrospective waiver of Notice, signed by a Director, shall be deemed equivalent to a Notice to that Director. A Director’s attendance at a Board meeting shall constitute a waiver of Notice (with respect to that Director) of that meeting, unless such attendance was made solely in order to dispute improper notice.

(g)    Each Director may appoint an alternate Director to act in his/her place at Board meetings. A Director may also be represented at any Board meeting by another Director, provided that such Director has been duly appointed as a proxy ("Proxy") by the former in writing and Notice of such appointment is sent to the Secretary prior to such Board meeting.

(h)    Minutes of the Board meeting shall be taken by the Secretary, recorded in the English language, circulated to the Board after the meeting and signed by each of the Directors who were in attendance (in person or by Proxy) at the relevant Board meeting. The documents evidencing the adoption of resolutions shall be filed by the Secretary in the minute book, which shall be kept at the Head Office.

8.3    Quorum; Video-Conferencing Meetings

(a)    Subject to the other provisions of this clause 8.3, the quorum for any duly convened Board meeting shall be at least three (3) Directors present in person or by Proxy, provided that at least one (1) Director appointed by each Shareholder entitled to nominate a Director for appointment must be present in person or by proxy at such meeting (in any manner permitted by clause 8.3(d)) for it to be quorate. If the Chairperson is not present, then another Director nominated by the RAK Shareholders and in attendance shall chair the meeting.

(b)    If a quorum is not present for a Board meeting within one (1) hour of the time appointed for the start of the meeting, or if during the meeting a quorum ceases to be present, the meeting shall be adjourned to a time and place determined by the Chairperson (an "Adjourned Meeting") and at least five (5) days’ notice shall be given to the Directors of such Adjourned Meeting. The quorum at any such Adjourned Meeting shall be any two (2) Directors.

(c)    The agenda for the Adjourned Meeting shall be those matters on the agenda of the original meeting which were not disposed of at the original meeting (unless all Directors agree otherwise).

(d)    A Director (or his or her Proxy) may participate in any Board meeting in person, by telephone, by video conference or by any other similar electronic means through which all Directors may communicate simultaneously. Such participation shall constitute presence at such meeting to the extent that each Director gets a full opportunity to deliberate, pose and answer questions and hear, and be heard by, all other participants clearly and on a real-time basis, and is able to identify which Director is talking, as appropriate for the meeting and the meeting agenda.

8.4    Resolutions of the Board

(a)    Except with respect to Board Reserved Matters, the Board will adopt resolutions with respect to matters within its purview by a simple majority of the Directors attending a duly convened and quorate meeting, or otherwise pursuant to clause 8.5.

(b)    The Company shall not, and the Company shall procure that no other JV Group Company shall, take any binding action with respect to any Board Reserved Matter without the prior approval of at least two (2) Directors nominated by the RAK Shareholders and at least one
(1) Director nominated by Wynn SPV.

(c)    The Chairperson shall have a casting vote in the event of a tie.

8.5    Written Consent

Any action to be taken by the Board may be taken without a meeting of the Board with the unanimous written approval of all of the Directors entitled to vote on such action. The written consents can be signed in a number of counterparts each signed by one (1) or more Directors, and all counterparts taken together shall constitute evidence of the resolution of the same action. The written consents to the taking of such action without a meeting and the record of the approved action shall be forwarded to the Secretary for inclusion in the minute book of the Company.

8.6    Remuneration and Reimbursement of Expenses of Directors

(a)    The Directors shall not be entitled to any remuneration from the Company in connection with the duties they perform as Directors, unless agreed otherwise by all of the Shareholders in writing and on such terms as are acceptable to the Shareholders.

(b)    The Company shall reimburse the Directors for the expenses duly incurred and properly evidenced in relation to attendance at meetings. To the extent reasonably practicable, the Directors shall attend meetings by telephone, by video conference or by any other similar electronic means through which all Directors may communicate simultaneously.

8.7    Disclosure of Information

Notwithstanding any other provision in this Agreement, each Director appointed by a Shareholder may disclose all information acquired by such Director in his/her capacity as a Director to the Shareholder who has nominated him/her.

8.8    Enforcement of Rights; Conflicts of Interest

(a)    There shall be deemed to be a "Conflict Matter" if any existing, potential or proposed arrangement, contract, litigation or other proceedings arise between a JV Group Company, on the one hand, and a Director, any entity Controlled by that Director, or the Shareholder who nominated a Director for appointment on the other hand.

(b)    At any meeting of the Board at which there is a potential Conflict Matter, the relevant Director who may have a conflict must declare (and the relevant Shareholder shall procure that its Directors shall declare) the nature and extent of his interest in the Conflict Matter.

(c)    The Conflict Matter shall be dealt with at a separate meeting or meetings of the Board.

(d)    Any Director that is the subject of or party to the Conflict Matter, or appointed by the relevant Shareholder in the Conflict Matter (an "Excluded Director") shall not be entitled to:

(i)    participate in any discussions of the Conflict Matter;

(ii)    receive information or advice received by a JV Group Company on such Conflict Matter;

(iii)    vote (or be counted in the quorum at a meeting) in relation to such Conflict Matter; or

(iv)    receive any minutes or records of deliberations of meeting of the Board related to a Conflict Matter.

(e)    To the extent that a resolution in respect of a Conflict Matter requires approval of the Excluded Director(s) then:

(i)    the approval of such Excluded Director(s), as applicable, shall be deemed not to be required;

(ii)    such Excluded Director(s) shall promptly take all necessary action to give effect to the action approved by the Directors or the Shareholders, as applicable, entitled to vote on and approve the Conflict Matter; and

(iii)    the quorum at any meeting to pass resolutions with respect to a Conflict Matter of the Board shall be at least two (2) Directors who are entitled to vote on the Conflict Matter and are not Excluded Directors.

8.9    Director appointments and proceedings for Subsidiaries

(a)    The Board shall determine: (i) the extent to which any JV Group Company (other than the Company) shall have its own board of directors; and (ii) if the Board determines that a JV Group Company (other than the Company) shall have its own board of directors, the terms of reference for such board. The composition of any board of directors of a JV Group Company (other than the Company) shall be determined in accordance with clause 8.9(b).

(b)    If the Board determines that a JV Group Company (other than the Company) shall have its own board of directors, each Shareholder that is entitled to nominate a Director for appointment pursuant to clause 8.1 shall also be entitled to nominate the same number of directors for appointment to such board, in each case, by written notice to the Company. If any Shareholder exercises such right of nomination, then the provisions of clauses 8.1 to 8.8 (inclusive) shall apply in respect of the relevant JV Group Company, mutatis mutandis (and the Company shall ensure that it or the relevant JV Group Company passes any and all shareholder or board resolutions that are required to implement any such nomination).

9.    THE GENERAL ASSEMBLY OF THE COMPANY

9.1    The General Assembly

(a)    Meetings of the general assembly of Shareholders (the "General Assembly") shall be held annually, within four (4) months following the end of each Financial Year or at any other time required by Applicable Law, or upon the written request of a simple majority of the Directors, or a Shareholder’s written request.

(b)    Meetings of the General Assembly shall be chaired by the Chairperson.

(c)    The Secretary shall be in charge of sending Notices of meetings, recording all minutes, deliberations and resolutions, and distributing copies of the same to all Shareholders. The Chairperson shall certify duly passed resolutions of the General Assembly.

(d)    Except as otherwise provided herein, each Shareholder shall have one vote for each Share that it owns and is registered in its name.

(e)    All meetings of the General Assembly shall be held in the UAE, or such other place as shall be agreed by the Shareholders.

(f)    The quorum for any meeting of the General Assembly shall be Shareholders who hold, in aggregate, an Ownership Interest of more than seventy-five percent (75%).

(g)    If a quorum is not present for a meeting of the General Assembly within one (1) hour of the time appointed for the start of the meeting, or if during the meeting a quorum ceases to be present, the meeting shall be adjourned to a time and place determined by the Chairperson (a "GA Adjourned Meeting") and at least five (5) days’ notice shall be given to the Shareholders of such GA Adjourned Meeting, and the agenda for the GA Adjourned Meeting shall be those matters on the agenda of the original meeting which were not disposed of at the original meeting (unless all Shareholders agree otherwise). The GA Adjourned Meeting shall be quorate if Shareholders who hold a simple majority of the Ownership Interest are present (in person or by proxy).

(h)    A Shareholder may appoint any Person to represent such Shareholder in a General Assembly meeting, provided that such Person has been duly appointed as proxy of the Shareholder in writing and such notice of appointment of proxy has been delivered to the Board prior to such General Assembly meeting.

(i)    Except as otherwise specifically provided in this clause 9.1, all conditions and procedures for proxy, and telephonic, video or electronic meetings of the Board shall apply, mutatis mutandis, to the General Assembly.

(j)    Any action to be taken by the General Assembly may be taken without a meeting of the General Assembly if the Shareholders entitled to vote on such action unanimously approve the taking of such action in writing. The written consents can be signed in a number of counterparts each signed by one (1) or more Shareholder, and all counterparts taken together shall constitute evidence of the resolution of the same action. The written consents to the taking of such action without a meeting and the record of the approved action shall be forwarded to the Secretary for inclusion in the minute book of the Company.

9.2    Notice; Conduct of Meetings

(a)    Notice of meetings must be delivered at least fourteen (14) days prior to such meeting, with the agenda and all papers delivered to the Shareholders at least seven (7) days prior to the date of such meeting. The Notice shall contain a reasonably detailed agenda (including any required materials) setting forth, among other things, those subjects which any of the Shareholders or the Board may have proposed to be discussed or voted on at the said meeting.

(b)    A written retrospective waiver of Notice, signed by an authorised signatory of the Shareholder, shall be deemed equivalent to a Notice to that Shareholder. A Shareholder’s attendance at a General Assembly meeting shall constitute a waiver of Notice to that Shareholder of that meeting, unless such attendance was made solely in order to dispute improper notice.

(c)    The Chairman shall be appointed as the chair of Shareholder meetings, but shall not have a casting vote.

(d)    Minutes of meetings of the General Assembly shall be taken by the Secretary, recorded in the English language, circulated to the Directors during or after the meeting and, if agreed, signed by the Chairperson at the closing of the meeting. The documents evidencing the adoption of resolutions shall be filed by the Secretary in the minute book, which shall be kept at the Head Office.

9.3    Shareholder Decisions

Any matter which is required by Applicable Law or this Agreement to be approved or decided upon by the Shareholders, and that is not to be decided as a Shareholder Reserved Matter, shall require the approval of a simple majority of the Shareholders (unless a higher threshold is mandated by Applicable Law).

9.4    Shareholder Reserved Matters

The Company shall not, and the Company and the Shareholders shall procure that each JV Group Company shall not, take any action or anything which is analogous to or has a substantially similar effect to a Shareholder Reserved Matter, whether undertaken as a single transaction or a series of connected or related transactions (including decisions of the General Assembly made at a meeting reconvened due to a lack of quorum), other than with the affirmative vote at a General Assembly meeting (or otherwise in writing) of Shareholders holding more than seventy-five percent (75%) of the Ownership Interests of the Company.

10.    COMPANY MANAGEMENT

(a)    The Board shall, from time to time and as a Board Reserved Matter, appoint those positions within the JV Group that are to be the day-to-day management team of the JV Group, which shall comprise the General Manager of the Company and such other officers of the JV Group as the Board shall agree (the "Management Team").

(b)    The Management Team shall be responsible for the day-to-day management of each JV Group Company unless the Board, as a Board Reserved Matter, determines that any JV Group Company requires a management team of its own (in each case, a "Subsidiary Management Team"). Any such Subsidiary Management Team shall comprise the General Manager of the relevant JV Group Company and such other officers of the JV Group as the Board may agree.

(c)    The duties and responsibilities of the Management Team and each Subsidiary Management Team will be determined by the Board in accordance with a delegation of authority (the "Delegation of Authority") and approved by the Board as a Board Reserved Matter. Where certain matters under the IRMA or other Transaction Agreements matters require the prior approval of a JV Group Company, they shall be referred to the Board or the Management Team or the relevant Subsidiary Management Team for approval, in each case, as shall be indicated under such Delegation of Authority.

11.    STRATEGIC AND ANNUAL PLANNING

11.1    Budget (including Business Plan)

(a)    The annual budget for the JV Group (the "Budget") shall be prepared by the General Manager of the Company no later than thirty (30) days prior to the end of each Financial Year and submitted to the Board for approval as a Board Reserved Matter, following which it shall be submitted to the Shareholders for approval as a Shareholder Reserved Matter. Only once approved by the Shareholders and the Board shall the Company adopt the Budget.

(b)    The Budget shall include:

(i)    specified contributions required from each JV Group Company under the Development Budget for the forthcoming Financial Year;

(ii)    an operating budget for the JV Group, including payment of prescribed operator fees and expenses under the IRMA, and other working capital requirements for each calendar month in the forthcoming Financial Year; the operating budget shall include reference, without requiring exact specificity if Operator is unable to specifically identify in advance the various vendors or service providers Operator intends to engage in the subsequent year, to trade lines of credit, trade letters of credit and similar instruments or guarantees required to be issued or authorized by Operator in the normal course of its business up to an aggregate amount of US$5,000,000 per annum;

(iii)    non-operator payments required from each relevant JV Group Company for the forthcoming Financial Year under the IRMA, including projected Management Capital Improvements, contributions required to furniture, fixtures & equipment budgets, contributions to reserves, and other projected capital expenditures, indicating where the incurring of such payments is at the discretion of the operator of the Integrated Resort;

(iv)    a sources and uses forecast for each JV Group Company for each calendar month in the forthcoming Financial Year;

(v)    the Business Plan; and

(vi)    any key performance indicators against which management performance shall be measured.

(c)    If the Budget is not approved by the Board (promptly following its approval as a Shareholder Reserved Matter) before the commencement of the new Financial Year, then the existing annual Budget shall continue until the new Budget is so approved, subject to
(i) an increase across all line items of three percent (3%) to account for inflation; and (ii) any specific amendments to items in the updated annual Budget that have otherwise been specifically agreed by the Board and the Shareholders.

12.    DEADLOCK

12.1    Deadlock

A "Deadlock Event" is where:

(a)    a duly constituted meeting of the Board is unable or fails to approve or otherwise reach agreement with respect to any Board Reserved Matter on at least three (3) consecutive occasions and the casting vote of the Chairperson is not exercised; or

(b)    a duly constituted General Assembly is unable or fails to reach agreement with respect to any Shareholder Reserved Matter, on at least three (3) consecutive occasions.

12.2    Effect of Deadlock

(a)    If any Deadlock Event arises, the Deadlock Event shall immediately be referred by any member of the Board or any Shareholder to (i) the chief executive officer of Wynn Resorts
(ii) the general manager of RAKHH and (iii) the chief executive officer of Marjan (the "Senior Representatives") for resolution as soon as reasonably practicable and in any event within sixty (60) days of its referral. Such request for resolution shall be in writing and shall be accompanied by the requesting Shareholder’s or Director's statement of the matter and its position with respect thereto, including, if applicable, reasons and analytical support as to the importance of the resolution of the Deadlock Event for the Business.

(b)    If a Deadlock Event is resolved by the Senior Representatives, the Shareholders and each relevant Group Company shall be bound to give effect promptly to the agreement reached between the Senior Representatives, in respect of such matter.

(c)    If the Deadlock Event is not resolved by the unanimous decision of the Senior Representatives despite their best efforts to reach agreement within sixty (60) days of its referral to them, then the status quo shall be maintained in respect of the operations of each JV Group Company affected thereby, and the matter that is the cause of the Deadlock Event may be referred to arbitration as a Dispute.

13.    FINANCIAL REPORTING, BOOKS AND RECORDS, AUDIT

13.1    Books; Records and Reports

(a)    Each JV Group Company shall, and the Company and the Shareholders shall cause each JV Group Company to, maintain, or cause to be maintained, books and records in accordance with Applicable Law at its Head Office, including the following:

(i)    books of account of each JV Group Company, which shall be prepared and maintained in accordance with International Financial Reporting Standards as endorsed in the UAE ("IFRS"), the applicable UAE legal and regulatory requirements and the JV Group's accounting policy approved by the Board in writing (the "Accounting Policy");

(ii)    unaudited Financial Statements, prepared in the English language, with figures expressed in U.S. Dollars and UAE Dirhams on a quarterly basis;

(iii)    audited annual Financial Statements, prepared in the English language, with figures expressed in U.S. Dollars and UAE Dirhams in accordance with IFRS, the applicable UAE legal and regulatory requirements and the Accounting Policy, and signed by the External Auditor; and

(iv)    a copy of this Agreement and all executed Agreements of SHA Adherence, together with all other records necessary, convenient or incidental to the Business.

(b)    The Company shall, and the Shareholders shall cause the Company to, prepare and distribute to each Shareholder not later than 75 days after the end of Financial Year, an audited consolidated statement of financial position (balance sheet), an audited consolidated statement of comprehensive income, an audited consolidated statement of changes in equity showing the results of operations for the JV Group for such relevant period for approval by the Shareholders, (collectively, the "Financial Statements").

13.2    External Auditor

(a)    The Board shall select, and the Shareholders shall approve and appoint an internationally recognised accounting firm as the JV Group's independent external auditor (the "External Auditor") in accordance with the Articles of Association and based on arm’s length competitive and commercial considerations for renewable terms of three (3) years provided that an auditor may not be appointed for more than two (2) successive terms.

(b)    The External Auditor shall be independent of each Shareholder; provided that, for the avoidance of doubt, no auditor appointed in a non-audit capacity by a Shareholder (or as the "External Auditor" of the Infra Group) shall be deemed to be not independent for the purposes of this clause as a result of such appointment.

(c)    The External Auditor shall perform such functions as it is required to perform by Applicable Law or directed to perform by the General Assembly.

(d)    The resolution appointing the External Auditor shall specify the External Auditor's annual remuneration.

13.3    Inspection of Records and Right of Information

(a)    Subject to Applicable Law, each Shareholder shall have the right, at all reasonable times during usual business hours and upon ten (10) days’ prior written notice to any JV Group Company, to audit and have unrestricted access to the sites, personnel, books, records, reports (including without limitation internal audit reports), minutes of meetings, accounting system and procedures, operating procedures, facilities and offices, general information systems of management and other financial records of any JV Group Company.

(b)    Each Shareholder shall bear all expenses incurred in any examination made for such Shareholder’s account and shall keep all information obtained during such inspection confidential. In the exercise of their rights under this clause 13.3, the Shareholders agree that they shall not cause any unreasonable interference with or disruption to the Business or any JV Group Company's operations.

(c)    Each Director will be permitted to provide information to the Shareholder that appointed them.

(d)    Each Shareholder shall be entitled to receive from the Company or any JV Group Company any information or reports provided to lenders of the Company or any JV Group Company under any debt financing documents.

13.4    Adjustment of Records

The Company shall, and the Company and the Shareholders shall cause each JV Group Company to, promptly rectify any errors or omissions in any JV Group Company’s records that are discovered by the Shareholders.

13.5    Information Rights

Each Shareholder shall be entitled to receive from the Company (or relevant JV Group Company):

(a)    all financial and other information provided to the Board or the board of directors of the relevant Group Company;

(b)    the Financial Statements as described in clause 13.1; and

(c)    any information and reports provided to lenders of any JV Group Company under any debt financing documents.

14.    POLICIES OF THE JV GROUP

14.1    General Policies

To ensure that the JV Group Companies conduct their business and operations in a manner that, among other things:

(a)    is consistent with the Shareholders’ objectives for each JV Group Company and the highest ethical standards;

(b)    ensures the maintenance of best practices that create a safe environment;

(c)    complies with international industry standards and Applicable Law; and

(d)    implements good corporate governance and sound corporate social responsibility,

it is hereby specifically agreed that the Shareholders shall cause the Board, from time to time, to design, adopt and implement such comprehensive and robust compliance and internal policies, controls and procedures meeting, at a minimum, all relevant regulations and international standards for the mitigation of compliance risks, and the minimum standards set under RAKHH, Marjan and Wynn Resorts' policies and procedures, including the policies described in this clause 14, and to procure that such policies are disseminated and implemented throughout the JV Group. From time to time, and as may be necessary, the Board may amend, alter or add to such policies.

14.2    Dividend Policy

(a)    The Company (and the Shareholders) shall, to the extent permitted by Applicable Law and subject to each JV Group Company’s cash requirements, distribute dividends to the Shareholders in a manner that is consistent with the Dividend Policy.

(b)    The Company shall procure that the other JV Group Companies declare and distribute dividends to the Company in order to enable the Company's compliance with clause 14.2(a) and the Dividend Policy.

14.3    Corporate Integrity

(a)    The Company will (and the Company will procure each other JV Group Company to) adopt formal policies and procedures regarding such matters as conflicts of interest, business ethics, safeguarding of assets, safety, gifts and entertainment, health and quality control, cyber-security, counter-terrorist financing and anti-corruption and bribery prevention and influence peddling, with annual representations from relevant individuals regarding compliance.

(b)    The policies and procedures developed in accordance with clause 14.3(a) shall be in line with the highest standards of the industry and at a minimum include the following elements:

(i)    designation of a corporate compliance officer charged with overseeing the overall implementation of anticorruption compliance to the relevant JV Group Company’s activities;

(ii)    development of a protocol for periodic corruption risk- mapping;

(iii)    development of a code of conduct and detailed corporate anticorruption compliance policies and procedures, including in the areas of third-party due diligence, contracting and procurement, gifts, entertainment, donations, sponsorships, charitable giving, corporate social responsibility, lobbying activities and interactions with governmental authorities, as well as conflicts of interest;

(iv)    the development of robust financial and internal controls;

(v)    the conduct of compliance-related training JV Group personnel, and

(vi)    a mechanism for reporting potential violations of any JV Group Company compliance policies and procedures and Anti-Bribery and AML Laws.

14.4    Prohibited Payments

No Party or any of its Affiliates or their respective directors, officers, employees, agents, or subcontractors, or their employees or agents, or any other Person acting on behalf or for the benefit of a Party or any JV Group Company shall make any payment, promise to make any payment, or give, offer or accept anything of value to or from any government official (including an official or employee of any Governmental Entity, a political party or campaign, an official or employee of any public international organisation, or an official or employee of any government-owned enterprise or institution or other Person to influence his/her or its decision, or to gain any other advantage for itself, the Company or any of its Affiliates or, to the extent related to the matters contemplated by this Agreement, himself/herself or itself, where such action would involve a breach of any applicable Anti-Bribery and AML Laws. A Party becoming aware of a violation of this clause 14.4 by one (1) of its Affiliates, employees, agents or subcontractors, or their employees or agents, shall immediately notify the other Parties of the potential violation of this clause 14.4 and hold the other Parties harmless for all Losses and expenses arising out of such violation.

14.5    Anti-Money Laundering

(a)    No Shareholder or any of its Affiliates or their respective directors, officers, employees, agents, or subcontractors, or their employees or agents, or any other Person acting on behalf or for the benefit of a Party or any JV Group Company shall offer, provide, or promise anything of value (including money, gifts, preferential treatment, and anything of value), either directly or indirectly, to a Government Official for the purposes of influencing an act or decision in that Government Official’s official capacity, or inducing the Government Official to use his or her influence with a government to assist the Shareholder, its Subsidiaries or Affiliates, or anyone else, in obtaining or retaining business or securing an improper advantage, including any conduct that would constitute a violation of Anti-Bribery and AML Laws.

(b)    Each Shareholder undertakes that, in connection with this Agreement and its obligations thereunder, it shall and shall procure that its and each JV Group Company’s directors, officers, employees and agents shall at all times comply with all Anti-Bribery and AML Laws.

(c)    No Shareholder shall be obliged to take any action or omit to take any action under or in connection with this Agreement, which it believes in good faith would cause it to be in violation of any Anti-Bribery and AML Law applicable to it.

(d)    Each Shareholder represents and warrants that, except as otherwise notified in writing to the other Shareholders at the time of its execution of this Agreement, none of its partners, employees, agents or contractors (as well as any partners, owners, principals, employees, and agents of such contractors) are a Government Official.

(e)    A Party becoming aware of a violation or potential violation of this clause 14.5 by one of its Affiliates, directors, officers, employees, agents or subcontractors, or their directors, officers, employees or agents, shall immediately notify the other Parties of such violation or potential violation of this clause 14.5 and hold the other Parties harmless for all Losses arising out of such violation.

14.6    Privileged Licence

(a)    The RAK Shareholders acknowledge that Wynn Resorts and its affiliates are businesses that are subject to and exist because of privileged licences issued by governmental authorities.

(b)    Once the required regulatory and licensing framework is implemented in the Emirate of Ras Al Khaimah (the "Regulatory Framework"), and if requested to do so by Wynn SPV, the RAK Shareholders shall use reasonable efforts to obtain, or procure the obtaining of, any licence, qualification, clearance or the like which shall be requested or required of any JV Group Company by any regulatory authority having jurisdiction over it.

(c)    Once the Regulatory Framework is implemented, if the RAK Shareholders fail to satisfy such requirements, or if Wynn SPV or any Affiliate of Wynn SPV is directed to cease business with the RAK Shareholders or the JV Group by any such authority, or if Wynn SPV shall in good faith determine (acting reasonably) that the Non-Wynn Shareholders or any JV Group Company or any of their respective officers, directors, employees, agents, designees or representatives (a) is or might be engaged in, or about to be engaged in, any activity or activities, or (b) was in or is involved in any relationship which could or does jeopardize Wynn SPV’s business or such licences, or those of its Affiliates, or if any such licence is threatened to be, or is, denied, curtailed, suspended or revoked, then Wynn Resorts and/or Wynn SPV shall have the right to immediately terminate this Agreement by written notice to the Non-Wynn Shareholders and the Company without any further liability.

(d)    In addition, the Shareholders each acknowledge that it is illegal for a denied licence applicant or a revoked licensee (pursuant to the laws, rules and regulations of gaming authorities, including without limitation, Nevada and Massachusetts, New Jersey, and other gaming authorities), or a business organization under the control of a denied licence applicant or a revoked licensee, to enter into, or attempt to enter into, a contract with the other Shareholders or any JV Group Company without the prior approval of the appropriate gaming authorities. Each Shareholder hereby affirms, represents and warrants to the other Shareholders that it is not a denied licence applicant, a revoked licensee or a business organization under the control of a denied licence applicant or a revoked licensee, and agrees that this Agreement is subject to immediate termination by any Shareholder (without any liability to the other Shareholders) if it should become a denied licence applicant, a revoked licensee or a business organization under the control of a denied licence applicant or a revoked licensee.

15.    WARRANTIES

15.1    On the Effective Date, each of the Parties hereby represents and warrants to the other Parties as follows:

(a)    it is duly organised, validly existing and in good standing under the respective laws of the jurisdiction in which it is organised and that it is not confronting any current or threatened bankruptcy, insolvency, guardianship or like process;

(b)    it has all requisite power and authority to enter into this Agreement and the Transaction Agreements to which it is a party and to perform the obligations contemplated thereby, and the execution of this Agreement and the Transaction Agreements to which it is a party and the performance thereof have been duly authorised by all necessary action on the part of such Party;

(c)    neither the execution of this Agreement and the Transaction Agreements to which it is a party nor the performance thereof will violate, conflict with or result in a breach of any law or provision of such Party’s constitutional or organisational documents or any agreement, document or instrument to which it is subject or by which it or its assets are bound or require the consent or approval (if not already obtained) of any shareholder, partner, equity holder, holder of indebtedness or other Person or entity, or contravene or result in a breach of or default under, or the creation of, any Encumbrance upon any property under any constitutive document, indenture, mortgage, loan agreement, lease or other agreement, document or instrument to which such Party is a party;

(d)    any required authorisations of and exemptions, actions or approvals by, and any required notices to or filings with, any Governmental Entity that are required to have been obtained or made by such Party in connection with the execution of this Agreement and the Transaction Agreements to which it is a party or the performance by it of its obligations thereunder will have been obtained or made and will be in full force and effect, and all conditions of any such authorisations, exemptions, actions or approvals will have been satisfied;

(e)    neither such Party, nor its Controlling shareholder: (i) is a Prohibited Person; or (ii) to the extent related to the matters contemplated by this Agreement, is a party to any contract or bid, or has conducted business, directly or indirectly, with any Person who it was prohibited to do business with at the time of the relevant dealing or transaction under the respective laws of the jurisdiction in which it is organised; and

(f)    there is no pending or, to the knowledge of such Party, threatened action against, relating to or affecting such Party, or any order, writ, judgment, injunction, decree, stipulation, determination or award, whether preliminary or final, entered by or with any government authority to which such Shareholder is subject, or any pending voluntary disclosure by such Party to any government authority, in each case, in connection with an alleged violation of any Anti-Bribery and AML Laws or other Applicable Laws relating to economic sanctions.

15.2    Each of the Parties repeats the warranties in clause 15.1 on the Second Closing Date by reference to the facts and circumstances existing on such date.

15.3    On the Effective Date, Marjan hereby represents and warrants to the other Parties that it is the legal and absolute owner of each Second Closing Plot and will remain as such for the period between the Effective Date and the date on which such Second Closing Plot is contributed and transferred to the Company (or a Plot Nominee in lieu of the Company) in accordance with the relevant provisions of this Agreement.

16.    RESTRICTIVE COVENANTS

16.1    Non-compete

(a)    Wynn Resorts and Wynn SPV agree they shall not, without the prior written consent of the other Parties (except for the Company), directly or indirectly, own, lease, operate, license or franchise a hotel, casino or residential building (or any other lodging facility) under the Wynn brand (or any brand under the Wynn Resorts group umbrella) in the GCC Region ("Restricted Business") until the end of the tenth (10th) anniversary of the Opening date (the "Restricted Period").

(b)    Restricted Business shall include investment, involvement or participation in, and provision of support, services or assistance of any nature in respect of, any Restricted Business at any time during the Restricted Period.

(c)    Wynn Resorts and Wynn SPV shall be permitted to hold the direct or indirect ownership of less than five percent (5%) of the equity of any company which is engaged in such Restricted Business.

16.2    Restricted Business - Right of First Refusal

At any time during the ten (10) years following the expiry of the Restricted Period:

(a)    If Wynn Resorts or Wynn SPV, or any of their Affiliates wishes to proceed with any Restricted Business, it shall first deliver to the Non-Wynn Shareholders (and their transferees and assignees) a Notice (the "RB Notice") of its desire to undertake such Restricted Business. The RB Notice shall specify:

(i)    the nature and location of the Restricted Business;

(ii)    the identity of any Third Parties who will be involved in such Restricted Business;

(iii)    the business plan and costings/ capital expenditure projections for the Restricted Business over the forthcoming five (5) year period; and

(iv)    any other information that a prudent business person would desire when making an investment decision as to whether to participate in such Restricted business;

(b)    The Non-Wynn Shareholders shall have ninety (90) days from receipt of the RB Notice (the "RB Pre-Emption Period"), within which to deliver a Notice to Wynn Resorts (a "RB Pre- Emption Notice") confirming either (i) that they intend, acting jointly, or, (ii) that one party intends, with the permission of the other, to act individually, and develop (but only jointly with Wynn Resorts) such Restricted Business, and/or invest capital with to retain the largest ownership position after Wynn Resorts in such Restricted Business up to an aggregate forty-nine percent (49%) ownership interest (or up to such maximum investment amount as may be stated in the RB Pre-emption Notice);

(c)    If an RB Pre-Emption Notice is delivered to Wynn Resorts within the RB Pre-emption Period it shall be binding and irrevocable, and Wynn Resorts shall not be permitted to pursue the Restricted Business other than by incorporating the terms set out in the RB Pre-Emption Notice;

(d)    If the Non-Wynn Shareholders do not deliver a RB Pre-Emption Notice to Wynn Resorts within the RB Pre-Emption Period, or if they deliver a Notice to Wynn Resorts confirming that they do not intend to participate in such Restricted Business, then Wynn Resorts shall have a period of twelve (12) months from the end of the RB Pre-Emption Period within which to sign binding documentation committing Wynn Resorts to investing in or developing the Restricted Business; and

(e)    If no such binding documentation for the Restricted Business (as referred to in (d) above) is signed by Wynn Resorts within such twelve (12) month period, then Wynn Resorts must deliver another RB Notice to the Non-Wynn Shareholders and repeat the steps set out in clauses (a) to (d) above before it can proceed with the Restricted Business.

17.    EVENTS OF DEFAULT

17.1    Events of Default

The following shall constitute events of default (each an "Event of Default") under this Agreement:

(a)    an Insolvency Event occurs in respect of a Shareholder or Parent;

(b)    a Shareholder being subject to a Change of Control;

(c)    a purported Transfer by a Shareholder made in violation of the terms and conditions set forth herein or a failure by a Shareholder to comply with its obligations under clause 18.1(f);

(d)    a Shareholder or Parent failing to comply with its obligations under clause 16;

(e)    a material breach by a Shareholder or Parent of its compliance obligations under clauses
14.4 or 14.5; or

(f)    a material or repetitive breach by a Shareholder or Parent of this Agreement; which is not capable of being remedied, or if capable of being remedied, has not been remedied in accordance with clause 17.2, provided that:

(g)    to the extent such Event of Default relates to a failure to make a contribution following a Funding Notice or any other payment, it shall be deemed to have been remedied if (i) the relevant payment is subsequently made or the relevant assets are subsequently contributed (as applicable) by or on behalf of the relevant Shareholder within thirty (30) days of the date of the Default Notice; or (ii) the relevant Shareholder pays an amount equal to the Shortfall Amount to the Contributing Shareholder(s) in accordance with clause 6.3(f); and

(h)    to the extent such Event of Default relates to any material or repetitive breach by Marjan of its obligations under clause 5.5(a), it shall be deemed to have been remedied if (i) Marjan complies with its obligations under clause 5.5(b); and (ii) Marjan SPV complies with its obligations under clause 5.6(c)(i) or clause 5.6(c)(ii) (as applicable).

17.2    Notice of Events of Default

(a)    If an Event of Default occurs in respect of a Shareholder (the "Defaulting Shareholder"), and for the avoidance of doubt, a Shareholder shall be a Defaulting Shareholder where an Event of Default occurs in respect of its Parent, the Defaulting Shareholder shall promptly, and in any event within three (3) Business Days of it first becoming aware thereof, notify the other Shareholders (each a "Non-Defaulting Shareholder") and the Company by delivery of a Notice (a "Default Notice") of the occurrence of such Event of Default, setting forth a description of such Event of Default and any action it proposes to take in response to the Event of Default.

(b)    Notwithstanding whether a Defaulting Shareholder has issued a Default Notice, as soon as the Company or a Non-Defaulting Shareholder becomes aware of such Event of Default, either may itself issue a Default Notice to the Defaulting Shareholder at any time before the Event of Default is cured.

(c)    Following the issue of a Default Notice, the Defaulting Shareholder shall have thirty (30) days to cure such Event of Default to the satisfaction of the Non-Defaulting Shareholder(s), acting reasonably (provided that an Insolvency Event in respect of any Shareholder shall be deemed incapable of remedy, and in such circumstance the parties shall proceed immediately to clause 17.2(d) following the issue of a Default Notice).

(d)    If the Defaulting Shareholder has not cured the Event of Default to the reasonable satisfaction of the Non-Defaulting Shareholder(s), any Non-Defaulting Shareholder shall promptly elevate the issue to the Senior Representatives.

(e)    If the Shareholders Representatives are not able to resolve the issue referred to them under clause 17.2(d) within thirty (30) days, then clause 17.3 shall apply.

17.3    Consequences of Events of Default

(a)    Notwithstanding any other provision of this Agreement, if a Default Notice is properly issued, and (x) the Defaulting Shareholder fails to remedy such Event of Default within the parameters agreed by the Shareholders pursuant to clause 17.2, or (y) the Senior Representatives fail to agree on a remedy for such Event of Default within the time periods specified in clause 17.2(e), then the Company shall issue such Defaulting Shareholder with "a "Disenfranchisement Notice", confirming that, for so long as such Event of Default is continuing in respect of a Defaulting Shareholder:

(i)    the Defaulting Shareholder shall not be required, notwithstanding any other provision of this Agreement, for the quorum at any General Assembly;

(ii)    any members of the board of directors of any JV Group Company nominated by that Defaulting Shareholder, notwithstanding any other provision of this Agreement, shall not be required for the quorum at any meeting of any such board or the approval of any matter by any such board (including any Board Reserved Matters); and

(iii)    the Defaulting Shareholder shall not be entitled to payment of any dividends approved by the General Assembly. The Defaulting Shareholder’s share of any dividends declared after the issue of a Default Notice, and for so long as such Event of Default is continuing, shall be retained by the Company and released:

(A)    to the Defaulting Shareholder, if the applicable Event of Default has been remedied within ninety (90) days of the date of the relevant

Default Notice, and such Shareholder has ceased being a Defaulting Shareholder; or

(B)    to the Non-Defaulting Shareholder, if such Non-Defaulting Shareholder has exercised its right to an option, as set forth in clause 17.3(c) or clause 17.4 (as applicable).

(b)    Notwithstanding any other provision of this Agreement, following the issue of a Default Notice and for so long as an Event of Default is continuing in respect of a Defaulting Shareholder, no Transfer of the Defaulting Shareholder’s Shares may take place other than in accordance with clauses 17.3(c), and 17.5 (as applicable). If the Event of Default is remedied to the satisfaction of the Non-Defaulting Shareholders, then the transfer restrictions of this clause 17.3(b) and the other restrictions set out in the Disenfranchisement Notice shall be revoked with effect from the date of such cure.

(c)    If, following the issue of a Default Notice, there is a continuing Event of Default which is not remediable or, if remediable, has not been remedied within ninety (90) days of the date of the Default Notice (provided that an Insolvency Event in respect of any Shareholder shall be deemed incapable of remedy), then, for so long as the applicable Event of Default is continuing, the Non-Defaulting Shareholders shall have an option which they must unanimously decide to exercise to:

(i)    call for and purchase all (but not some) of the Equity Interests held by the Defaulting Shareholder in accordance with the provisions of clause 17.4 at a Discounted Price or

(ii)    put and sell all (but not some) of the Equity Interests held by such Non- Defaulting Shareholders to the Defaulting Shareholder in accordance with the provisions of clause 17.5 at a Premium Put Price;

provided that if a Notice to exercise an option is not issued in accordance with this clause 17.3(c) and clause 17.4 or clause 17.5 (as applicable) within one hundred and eighty (180) days of the Default Notice being given or received (as applicable), the Event of Default shall be deemed to have been remedied.

17.4    Terms of Call Option

(a)    Where the Non-Defaulting Shareholders have the right under this Agreement to call for the Defaulting Shareholder’s Equity Interests "a Call Option"), such Shareholders (each "a Call Option Holder") may exercise the Call Option by unanimously issuing a Notice "a Call Notice") to the Defaulting Shareholder and the Company.

(b)    Following the issue of a Call Notice, the Call Option Holders and the Defaulting Shareholder must procure the determination of the Fair Price through applying Schedule 2, and thereby determine the Discounted Price.

(c)    On the date which is thirty (30) days after the date the Discounted Price is determined (or such other date as the Call-Option Holder and the Defaulting Shareholder may agree):

(i)    the Defaulting Shareholder must sell free from all Encumbrances and with all rights attached to such Call Instruments as at the date of the Call Notice (including all rights to any payments, dividends or other distributions in each case declared, paid or made after the date of any such Call Notice), and the Call

Option Holders must purchase, the Call Instruments (to be shared between them pro rata to their Ownership Interests); and

(ii)    the Call Option Holders must pay to the Defaulting Shareholder the Discounted Price in respect of the Call Instruments, less any payments, dividends or other distributions declared and actually paid or made to, the Defaulting Shareholder after the date of the Call Notice.

(d)    Each Shareholder shall enter into such documentation as the Call Option Holder and/or the Defaulting Shareholder may reasonably require in order to effect such Call Option (to the extent not already entered into prior to such date).

17.5    Terms of Put Option

(a)    Where the Non-Defaulting Shareholders have the right under this Agreement to put all (and not some only) of their Equity Interests onto the Defaulting Shareholder "a Put Option"), such Shareholder(s), (each "a Put Option Holder"), may unanimously exercise the Put Option by issuing a Notice "a "Put Notice") to the Defaulting Shareholder and the Company.

(b)    Following the issue of a Put Notice, the Put Option Holder and the Defaulting Shareholder must procure the determination of the Fair Price through applying Schedule 2, and thereby determine Premium Put Price.

(c)    On or before the date which is thirty (30) days after the date the Premium Put Price is determined (or such other date as the Put Option Holder and the Defaulting Shareholder may agree):

(i)    the Put Option Holder must sell free from all Encumbrances and with all rights attached to such Put Instruments as at the date of the Put Notice (including all rights to any payments, dividends or other distributions in each case declared, paid or made after the date of any such Put Notice), and the Defaulting Shareholder (or its nominee) must purchase, the Put Instruments; and

(ii)    the Defaulting Shareholder must pay to each Put Option Holders the Premium Put Price in respect of the Put Instruments so transferred, less any payments, dividends or other distributions declared and actually paid or made to the Put Option Holder after the date of the Put Notice.

(d)    Each Shareholder shall enter into such documentation as the Put Option Holder and the Defaulting Shareholder may reasonably require in order to effect such Put Option (to the extent not already entered into prior to such date).

18.    TRANSFER AND EXIT PROVISIONS

18.1    Restrictions on Transfer

(a)    Except as otherwise permitted in this Agreement, a Shareholder may not effect a Transfer of all or any portion of its Equity Interests.

(b)    Notwithstanding anything contained in this Agreement or the Articles of Association but subject to clause 18.2, each Shareholder agrees that it will not, without the prior written consent of the other Shareholders, Transfer all or any portion of its Equity Interests within a period starting on the First Closing Date and ending on the fifth (5th) anniversary from the Second Closing (the "Initial Period").

(c)    Following the Initial Period, no Shareholder shall Transfer any part of the Shares held by it unless and until it has complied with all of its obligations under this clause 18.

(d)    Any transfer of Shares shall be accompanied by a transfer of Shareholder Loans pro rata to the Shares being transferred, and vice versa.

(e)    Except as otherwise permitted in this Agreement, any Transfer or purported Transfer of all or any portion of any Equity Interests in violation of the restrictions set forth in this clause 18 or any other restriction on Transfers contained in this Agreement shall be void and shall constitute a violation of this Agreement. A Shareholder who violates this clause 18 must rescind the transaction, including by repurchasing the transferred Shares or Shareholder Loans.

(f)    A Shareholder may not create or permit to subsist any Encumbrance on or affecting any of its Shares or Shareholder Loans except with the consent of all the other Shareholders. Any purported creation or granting of an Encumbrance on or affecting a Shareholder’s Shares or Shareholder Loans in contravention of this clause 18.1 shall constitute an Event of Default and in any event shall be of no effect, and accordingly the JV Group Companies and the other Shareholders shall not be bound to recognise or give effect to any such purported Encumbrance.

(g)    Any and all Transfers of Equity Interests shall be conditional on and subject to the receipt by both the Transferor and Transferee of all Required Regulatory Approvals prior to completion of such Transfer.

18.2    Permitted Transfers

(a)    The restrictions on Transfers set forth in clause 18.1 (a) to (c) shall not apply to a Transfer:

(i)    of all (but not some only) of the Equity Interests by a Shareholder to a Permitted Transferee in accordance with clause 18.3; or

(ii)    made pursuant to clause 17.4 and 17.5 following an Event of Default and the enforcement of the relevant put or call option; or

(iii)    made pursuant to clause 19.2 and 19.3 following the Cessation Date and the enforcement of the relevant put or call option.

18.3    Permitted Transferees

(a)    A Shareholder may Transfer its Equity Interests to a Permitted Transferee provided that such Permitted Transferee shall first adhere to this Agreement by executing an Agreement of SHA Adherence.

(b)    The transferring Shareholder shall, notwithstanding the Transfer, guarantee (on the terms set out in Schedule 13) and remain responsible for the performance of, all of the obligations of the Permitted Transferee under this Agreement, though such guarantee may be replaced in due course with a guarantee from a Third Party of suitable financial standing, but only with the unanimous consent of the other Shareholders, acting reasonably.

(c)    A Permitted Transferee shall, if requested, provide reasonable evidence of its wholly owned status to the other Shareholders promptly upon request.

(d)    In the event that any such Permitted Transferee ceases to be wholly-owned by the transferring Shareholder (or, in the case of transfers by the RAK Shareholders, wholly- owned (directly or indirectly) by the Government of Ras Al Khaimah, the transferring Shareholder shall promptly inform the other Shareholders and shall take all necessary measures to ensure that the Equity Interests vested in such Permitted Transferee are immediately transferred back to the original transferring Shareholder.

(e)    Should any Third Party directly or indirectly invest in or acquire shares or other interests in Wynn SPV, Wynn Resorts shall provide the other Shareholders with all reasonably requested compliance related and other information to enable the other Shareholders to undertake due diligence on such Third Party, including identification of the ultimate beneficial owner and financial standing of such Third Party. Notwithstanding the foregoing, Wynn Resorts shall at all times own, directly or indirectly, more than fifty percent (50%) of the voting interests in, and otherwise Control, Wynn SPV.

(f)    In addition to the foregoing, should any Third Party directly or indirectly invest in the RAK Shareholders, the applicable RAK Shareholder shall provide Wynn Resorts with all reasonably requested compliance related and other information to enable Wynn Resorts to undertake due diligence on such Third Party, including identification of the ultimate beneficial owner and financial standing of such Third Party.

18.4    Change of Control

(a)    Should a Shareholder become aware of any fact, event or circumstances that has resulted in, or may result in, a Change of Control in respect of it, such Shareholder (the "Acquired Shareholder") shall, subject to any applicable confidentiality provisions imposed by applicable law, rules, regulation or listing standard and via a method compliant with all applicable public disclosure obligations under applicable shall promptly provide Notice to the other Shareholders of the Change of Control or possible Change of Control, specifying, to the extent possible, the identity of the party causing, or expected to cause, such Change of Control. Following the receipt of such Notice:

(i)    the non-Acquired Shareholders may unanimously consent in writing to such Change of Control or possible Change of Control, and shall use their commercially reasonable efforts to do so within ten (10) Business Days from the date of such Notice; and

(ii)    if the non-Acquired Shareholders do not unanimously consent in writing to the Change of Control or possible Change of Control, and such Change of Control completes, then this shall be an Event of Default.

18.5    Third Party Transfers

(a)    Subject to the restrictions and rights contained in this clause 18, a Shareholder may Transfer all of its Equity Interests to a Third Party after the expiry of the Initial Period (without prejudice to clause 18.2), provided that clause 18.6 shall first apply, and provided, further, that:

(i)    such Third Party is not a Prohibited Transferee;

(ii)    such Third Party shall adhere to this Agreement as a Shareholder by executing an Agreement of SHA Adherence and this Agreement shall be amended to the extent necessary to reflect the admission of such Third Party in place of the transferring Shareholder; and

(iii)    as a condition to such sale, such Third Party has:

(A)    delivered such other documents and agreements as shall be reasonably requested by each of the Shareholders and the Company to confirm such transferee’s admission as a Shareholder and its agreement to be bound by and to assume the obligations of a Shareholder, consistent with the terms of this Agreement, the Transaction Agreements and any current Budget, or financing agreement and any other relevant agreements in connection with the Business;

(B)    obtained any and all approvals, consents and other authorisations for such Transfer as may be required under any Third Party financing agreement to which the Company is a party, and delivered a copy of such approvals, consents and other authorisations to each of the Shareholders and the Company; and

(C)    delivered evidence to the non-transferring Shareholders (to their respective reasonable satisfaction, acting reasonably) that such Third Party has the appropriate expertise and financial standing to assume the obligations under this Agreement and the other Transaction Agreements to which it will become a party, it being agreed that, if in the unanimous opinion of the non-transferring Shareholders the proposed transferee is not an entity of sufficient financial standing to meet its obligations under this Agreement and the other Transaction Agreements to which it will become a party, then the transferring Shareholder shall provide (or procure the provision of) a parent company guarantee for the actions and undertakings of the proposed transferee to the satisfaction of the non-transferring Shareholders; and

(iv)    subject to clause 18.1(g), a Shareholder that wishes to Transfer its Equity Interests in accordance with this clause 18.5 may Transfer some, and not only all of its Equity Interests at any one time to a single Third Party.

18.6    Right of First Offer

(a)    A Shareholder (a "Selling Shareholder") who wishes to Transfer and/or cause the Transfer of all of the Equity Interests held by it to a Third Party shall first undertake the following:

(i)    the Selling Shareholder shall deliver a Notice (the "Transfer Notice") to the other Shareholders (the "Non-Selling Shareholders") of its desire to Transfer, and/or cause the Transfer of, all of the Equity Interests held by it (the "Pre-Emption Ownership Interest");

(ii)    the Transfer Notice shall specify:

(A)    the price per Share (which must be cash) that it wishes to receive for the Pre-Emption Ownership Interest and the associated rights, powers, benefits and/or obligations under the relevant Transaction Agreements to be transferred by the Selling Shareholder (the "Pre- Emption Price");

(B)    the terms and conditions of such proposed sale and transfer (the "Pre- Emption Sale Conditions"), provided that there shall be no warranties provided in relation to such sale other than those in clause

15 (making necessary alterations while not affecting the main points at issue); and

(C)    that, subject to the provisions of this Agreement, the Transfer Notice constitutes an offer by the Selling Shareholder to sell to the Non-Selling Shareholders the Pre-Emption Ownership Interest (pro rata to their respective shareholdings if there is more than one (1) Non-Selling Shareholder) at the Pre-Emption Price and on the Pre-Emption Sale Conditions;

(iii)    if, within sixty (60) days of receipt of the Transfer Notice (the "Pre-Emption Period"), a Non-Selling Shareholder delivers a Notice to the Selling Shareholder (a "Pre- Emption Notice") that it intends to exercise its pre-emption right under this clause 18.6 and purchase its pro rata share of) the Pre-Emption Ownership Interest at the Pre-Emption Price (an "Accepting Shareholder"), the Selling Shareholder shall enter into such binding documentation as the Accepting Shareholder may reasonably require in order to effect such sale and purchase at the Pre-Emption Price on the same terms and conditions as the Pre-Emption Sale Conditions within thirty (30) days of the end of the later of the end of the Pre- Emption Period or, if clause 18.6(a)(v)(A) is applicable, a Decline Notice;

(iv)    A Pre-emption Notice shall be irrevocable;

(v)    if a Non-Selling Shareholder does not deliver a Pre-Emption Notice to the Selling Shareholder within sixty (60) days of receipt of the Transfer Notice, or delivers a Notice to the Selling Shareholder that it does not intend to exercise its pre- emption right under this clause 18.6, then:

(A)    if there are one or more Accepting Shareholders at the end of the Pre- Emption Period, such unaccepted and unallocated pro rata share of the Pre-Emption Ownership interest shall be offered to the Accepting Shareholders on the same terms, each of whom shall have five (5) days to deliver a second Pre-Emption Notice to the Selling Shareholder confirming whether it intends to take up such additional rights, and such steps shall be repeated, each with a five (5) day period between offers, until all of the Pre-Emption Ownership Interest has been allocated, or until an Accepting Shareholder declines to take up the additional offered interest (a "Decline Notice"), thereby leaving an unallocated tranche of Equity Interests (the "Rump"); and

(B)    if there are no other Non-Selling Shareholders, or there is an outstanding Rump, the Selling Shareholder may sell, and/or cause the sale of, the Pre-Emption Ownership Interest or Rump (as the case may be) to a Third Party who is not a Prohibited Transferee at a price not less than the Pre-Emption Price on the same terms and conditions as the Pre- Emption Sale Conditions, provided that if the Selling Shareholder has not completed the sale of the Pre-Emption Ownership Interest or Rump (as the case may be) to such Third Party within one hundred and eighty (180) days (as extended to reflect any regulatory approval or tolling periods) of the end of the Pre-Emption Period, such sale shall again be subject to the pre-emption procedure set forth in this clause 18.6.

18.7    Transfer of Rights and Obligations under this Agreement

In the event of a sale, transfer or assignment by a Shareholder in accordance with clause 18.2, the other Shareholders shall, and shall cause the Company to, use best endeavours to promptly (and at their own respective cost) take all such actions as are necessary to be taken by them to effect such sale, transfer or assignment, including all acts required to render such transfer legally valid and enforceable under Applicable Law.

18.8    IPO

If the Shareholders agree (as a Shareholder Reserved Matter) to seek an IPO, each Shareholder shall:

(i)    pass all resolutions necessary to: (i) convert the Company to a public joint stock company;
(ii) insert such other new Holding Company in respect of the Company and, if applicable, the Infra Group as is required by the rules and regulations applicable to a listing on the relevant exchange; (iii) merge the JV Group and the Infra Group for the purposes of such IPO; and/or (iv) carry out any combination of the foregoing, in each case, in the manner agreed to by the Shareholders as a Shareholder Reserved Matter;

(ii)    give such co-operation and assistance; and

(iii)    exercise all such rights and powers in relation to the Company,

so as to ensure that the IPO is achieved directly or indirectly in respect of the Company (and, if applicable, the Infra Group) in a timely and fair manner and in accordance with the agreed proposal and the then prevailing market conditions.

19.    WYNN RESORTS (OR AFFILIATE) CEASING TO BE OPERATOR

19.1    Application

From the Cessation Date, and provided that:

(a)    Wynn SPV has an Ownership Interest of less than twenty-five percent (25%); or

(b)    Wynn SPV has an Ownership Interest of twenty-five percent (25%) or more, but no new or alternative Operator has been appointed and contractually engaged by the Company within one hundred and eighty (180) days from the date that Wynn Resorts or its wholly- owned Affiliate ceased to be the Operator, the provisions of this clause 19 shall apply.

19.2    Cessation Call Option

(a)    If, acting in good faith, the Non-Wynn Shareholders believe that it would be prejudicial for the prospects of any JV Group Company and the Integrated Resort for Wynn SPV to remain as a Shareholder (for example, because a replacement operator may refuse to become the Operator while Wynn SPV is a Shareholder), the Non-Wynn Shareholders shall have the right, exercisable only after the Cessation Date and before 11.59 p.m. on the ninetieth (90th) day following the Cessation Date (the "Cessation Call Deadline"), to call for Wynn SPV's Equity Interests (a "Cessation Call Option"), and may do so only by unanimously issuing a Notice confirming such exercise (a "Cessation Call Notice") to Wynn SPV, Wynn Resorts and the Company.

(b)    Following the issue of a Cessation Call Notice, the Shareholders must procure the determination of the Fair Price through applying Schedule 2.

(c)    On the date which is thirty (30) days after the date the Fair Price is determined (or such other date as the Shareholders may agree):

(i)    Wynn SPV must sell free from all Encumbrances and with all rights attached to such Call Instruments as at the date of the Cessation Call Notice (including all rights to any payments, dividends or other distributions in each case declared, paid or made after the date of any such Cessation Call Notice), and the Non-Wynn Shareholders must purchase, the Call Instruments (to be shared between them pro rata to their Ownership Interests); and

(ii)    the Non-Wynn Shareholders must pay to Wynn SPV the Fair Price in respect of the Call Instruments, less any payments, dividends or other distributions declared and actually paid or made to, Wynn SPV after the date of the Cessation Call Notice.

(d)    If the Cessation Call Option is exercised, each Shareholder shall enter into such documentation may reasonably be required by any Party in order to effect the Cessation Call Option (to the extent not already entered into prior to such exercise), such that the transfer of the Call Instruments takes place within 180 days of the Cessation Date.

19.3    Cessation Put Option

(a)    If the Non-Wynn Shareholders do not issue a Cessation Call Notice by the Cessation Call Deadline, Wynn SPV shall have the right, exercisable only after the Cessation Call Deadline and before 11.59 p.m. on the one-hundred and eightieth (180th) date following the Cessation Date (the "Cessation Put Deadline") to put all (and not some only) of its Equity Interests onto the Non-Wynn Shareholders (a "Cessation Put Option"), by issuing a Notice to such effect (a "Cessation Put Notice") to the Non-Wynn Shareholders and the Company.

(b)    Following the issue of a Cessation Put Notice, the Shareholders must procure the determination of the Fair Price through applying Schedule 2.

(c)    On or before the date which is thirty (30) days after the date the Fair Price is determined (or such other date as the Shareholders may agree):

(i)    Wynn SPV must sell free from all Encumbrances and with all rights attached to such Put Instruments as at the date of the Cessation Put Notice (including all rights to any payments, dividends or other distributions in each case declared, paid or made after the date of any such Cessation Put Notice), and the Non-Wynn Shareholders must purchase, the Put Instruments (to be shared between them pro rata to their Ownership Interests); and

(ii)    The Non-Wynn Shareholders must pay to Wynn SPV the Fair Price in respect of the Put Instruments so transferred, less any payments, dividends or other distributions declared and actually paid or made to Wynn SPV after the date of the Cessation Put Notice.

(d)    If the Cessation Put Option is exercised, each Shareholder shall enter into such documentation may reasonably be required by any Party in order to effect the Cessation Put Option (to the extent not already entered into prior to such exercise), such that the transfer of the Put Instruments takes place within 270 days of the Cessation Date.

19.4    Status Quo

If the Non-Wynn Shareholders do not issue a Cessation Call Notice by the Cessation Call Deadline, and Wynn SPV does not issue a Cessation Put Notice by the Cessation Put Deadline, Wynn SPV shall continue as a Shareholder subject to the terms of this Agreement.

20.    DISSOLUTION, WINDING-UP, TERMINATION AND SURVIVAL

20.1    Dissolution

The Shareholders shall dissolve and commence winding up the Company and each other JV Group Company upon the first to occur of any of the following events (each a "Dissolution Event"):

(a)    as determined by the General Assembly; or

(b)    as otherwise agreed by the Shareholders.

20.2    Winding Up

Upon the occurrence of a Dissolution Event, each JV Group Company shall continue solely for the purposes of winding up its affairs and the affairs of any other JV Group Company in an orderly manner, liquidating its assets and satisfying or making reasonable provision for the satisfaction of the claims of its creditors and the Shareholders, and no Shareholder shall take any action in its capacity as a Shareholder that is inconsistent with, unnecessary to or inappropriate for, the winding up of the Business and each JV Group Company's affairs; provided that all covenants and obligations contained in this Agreement shall continue to be fully binding upon the Shareholders (unless otherwise specifically provided for in any of the other Transaction Agreements and subject to Applicable Law) until such time as the assets or property or the proceeds from the sale thereof have been distributed pursuant to the terms of this clause 20 and Applicable Law.

20.3    Distribution Upon Dissolution of the JV Group

The JV Group's assets or the proceeds from the sale thereof shall be applied and distributed by the Liquidator to the Shareholders, in accordance with their proportionate Ownership Interests, to the maximum extent permitted by, but subject to, Applicable Law.

20.4    Duration and Termination of this Agreement

(a)    This Agreement shall commence on the Effective Date and, unless terminated by the written agreement of the Shareholders, shall, following First Closing, continue for so long as two (2) or more Shareholders continue to hold Shares in the Company, but a Shareholder will cease to have any further rights or obligations under this Agreement on ceasing to hold any Shares, except in relation to those provisions which are expressed to continue in force and provided that this clause 20.4 shall not affect any of the rights or liabilities of any Shareholders in connection with any breach of this Agreement which may have occurred before that Shareholder ceased to hold any Shares.

(b)    This Agreement shall terminate: (i) upon the conversion of the Company into a public joint stock company (or the insertion of a relevant new Holding Company) and the completion of an admission to listing of the Shares (or shares in such new Holding Company) on any regulated investment exchange; (ii) upon completion of the dissolution, liquidation or winding-up of the Company pursuant to the provisions of this clause 20 or otherwise; (iii) upon written Notice from any Shareholders to the other Shareholders in the event that a Force Majeure Event (as described further in clause 24)

has been continuing for a period of more than one (1) year; or (iv) by unanimous written agreement of the Shareholders.

20.5    Survival

(a)    The termination of this Agreement for any reason shall not prejudice the rights or remedies which any Shareholder may have in respect of any breach of the terms of this Agreement prior to the date of termination.

(b)    The Surviving Provisions shall continue in force after such termination.

21.    CONFIDENTIAL INFORMATION

21.1    For the purposes of this clause 21, "Confidential Information" means all information of a confidential nature disclosed by whatever means by a JV Group Company or a Shareholder (the "Disclosing Party") to a JV Group Company or any other Shareholder (in both cases the recipient of the information shall be the "Receiving Party"), whether prior to or following the Effective Date, and includes the provisions and subject matter of this Agreement, as well as the other Transaction Agreements.

21.2    Each Shareholder undertakes to keep, and shall use best endeavours to procure that each Director appointed by it shall:

(a)    keep the Confidential Information confidential and not disclose it to any Person, other than as permitted under this clause; and

(b)    not use such Confidential Information except for the purpose of exercising or performing its rights and obligations under or in connection with this Agreement.

21.3    Clause 21.2 shall not apply to the disclosure of Confidential Information if and to the extent:

(a)    such disclosure is required by:

(i)    Applicable Law or by any law or regulation of any country with jurisdiction over the affairs of the Receiving Party (or any Subsidiary of it);

(ii)        the rules of any securities exchange on which securities of the Receiving Party or any of its Affiliates are listed or on which they are preparing to be listed; or

(iii)    any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;

(b)    that such information is in the public domain other than through breach of this clause 21;

(c)    the Receiving Party can demonstrate to have already known the Confidential Information as of the date of disclosure by the Disclosing Party or to have subsequently and lawfully acquired it from a Third Party that has the right to disseminate such information;

(d)    that such information is agreed in writing by the Company and the Shareholders not to be confidential or to be allowed to be disclosed; or

(e)    is developed by or for the Receiving Party independently of the information disclosed by the Disclosing Party,

provided that:

(i)    in the case of clause 21.3(a):

(A)    the Receiving Party will promptly notify the Disclosing Party and the Company (if legally permitted to do so), and the Receiving Party will co- operate (if legally permitted to do so) with the Disclosing Party or the Company (as appropriate) regarding the timing and content of such disclosure and any action which the Disclosing Party or the Company (as appropriate) may reasonably wish to take to challenge the validity of such requirement; and

(B)    if, failing the entry of a protective order, the Receiving Party is compelled to disclose Confidential Information, the Receiving Party may exclusively disclose that portion of the Confidential Information that the Receiving Party is compelled to disclose and will exercise its reasonable endeavours to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed; and

21.4    The Receiving Party may disclose Confidential Information to its employees, advisors, underwriters and advisors on a strict "need to know" basis only, and provided that before any such disclosure of Confidential Information:

(a)    the Receiving Party informs such intended recipient of the confidential nature of the Confidential Information; and

(b)    the Receiving Party and such intended recipient enter into a confidentiality agreement, or the Receiving Party ensures that such recipient is already subject to pre-existing or professional or legal obligations of confidentiality, covering such Confidential Information with terms and conditions no less protective and favourable to the Parties than the terms of this Agreement.

21.5    The Receiving Party shall procure that Persons to whom the Receiving Party disclosed Confidential Information under this clause 21 do not act in a manner inconsistent with the terms of this clause 21 and the Receiving Party hereby agrees that, at all times, it shall be responsible and liable for any breach of the obligations set out in this clause 21 by any of the Persons to whom the Receiving Party discloses Confidential Information under this clause 21 and shall, at its sole expense, take all reasonable measures, including but not limited to court proceedings, to restrain those Persons from non-compliance with the obligations set out in this clause 21.

21.6    A Shareholder may disclose Confidential Information relating to any JV Group Company (but not relating to the other Shareholder(s)) to a potential purchaser (and its advisors) to whom it is or may become, subject to compliance with the transfer provisions in this Agreement, entitled to sell its Shares, provided that before any Confidential Information is disclosed, the potential purchaser and its advisors shall have entered into appropriate written confidentiality undertakings no less protective and favourable to the Parties than the terms of this Agreement.

21.7    In respect of any item of Confidential Information, this clause 21 shall continue to bind the Shareholders notwithstanding termination or expiration of this Agreement:

(a)    for so long as the Confidential Information in question has not become part of the public knowledge or literature without breach of these undertakings; and

(b)    until a Third Party consultant, agent or other contractual party (other than any such Person acting on behalf of the Disclosing Party) having the right to disseminate such

Confidential Information lawfully discloses the Confidential Information to the Receiving Party.

21.8    Promptly upon termination or expiration of this Agreement, and unless specifically provided otherwise in this Agreement, each Receiving Party shall destroy or return to the Disclosing Party all documents and materials (and any copies) supplied to it or made by it, or by the Persons to whom it has supplied copies in accordance with the terms of this Agreement containing, reflecting, incorporating or based on the Disclosing Party's Confidential Information and erase all the Disclosing Party's Confidential Information from computer and communications systems and devices used by it, including such systems and data storage services provided by third parties (to the extent technically and legally practicable), provided that (i) the Receiving Party may retain documents and materials containing, reflecting, incorporating or based on the Disclosing Party's Confidential Information to the extent required by law, any applicable governmental or regulatory authority (ii) no Receiving Party shall be deemed to have retained or failed to destroy any Confidential Information contained in back-up media routinely maintained by such Receiving Party, if such Receiving Party has deleted all such information from its active hard drives and servers and makes no attempt to recover any such information from such back-up media. Any Confidential Information that is not returned or destroyed, including without limitation any oral Confidential Information and any Confidential Information contained in back-up media, shall remain subject to the confidentiality obligations set forth in this clause 21 as long as it is retained.

22.    INSURANCE

22.1    The Shareholders shall cause each JV Group Company to effect, or cause the arrangement of, and maintain, or cause the maintenance of, insurance policies as shall be commercially available at reasonable commercial rates, as may be required by any Applicable Law, together with any other insurance as shall be prudent in the judgment of the Board, including for each JV Group Company in respect of any accident, damage, injury, third party loss, loss of profits and other risks and in the manner and to an extent as shall be in accordance with good commercial practice with regard to a business of the same kind as that of such JV Group Company.

22.2    The Shareholders and the Company shall cause each JV Group Company to obtain and subscribe for customary directors’ and officers’ liability insurance covering each of its directors. In addition, the directors of each JV Group Company shall be entitled to indemnification by the relevant JV Group Company to the greatest extent permitted by Applicable Law.

22.3    All insurance policies shall be arranged with reputable insurers and/or reinsurers of a standing acceptable to the Board.

23.    ASSIGNMENT

Except as expressly provided in this Agreement, no Party shall assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any of its rights or obligations under this Agreement or any of its Equity Interests or its corresponding rights and/or obligations associated with such Equity Interests, without first seeking and obtaining the prior written consent of the other Parties.

24.    FORCE MAJEURE EVENTS

24.1    In case of the occurrence of an event of Force Majeure “a "Force Majeure Event") the Party affected by it shall give notice to the other Party thereof, such notice to set forth the cause, commencement and expected duration of such event.

24.2    For the duration of the Force Majeure Event each Party shall be excused from performing such obligation hereunder as it is prevented from performing due to such event of Force Majeure.

24.3    The Party affected by the Force Majeure Event shall exercise its best efforts to mitigate the consequences thereof. If a Force Majeure Event has a duration exceeding 6 (six) months, the Parties shall agree on a course of action in consideration of the relevant Force Majeure.

24.4    In the event of a continuous, protracted and unabated Force Majeure Event that extends beyond one (1) year, unless the Parties, in their respective sole discretion, agree to adjust and pursue the Project or the operation of the Integrated Resort under the given circumstances, a Party shall have the right to terminate this Agreement by providing one (1) month’s written notice to the other Parties, except that if at the end of such one (1) year period there is a clearly defined, unambiguous and undisputed date certain anticipated in the first half of the following year that is publicly known or announced by which the Force Majeure Event will cease to apply, then no Party shall have the right to terminate and this Agreement shall continue in full force and effect.

25.    MISCELLANEOUS

25.1    Binding Effect

Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall, in accordance with its terms, be binding upon and inure to the benefit of the Parties and their respective heirs, legatees, legal representatives, successors, transferees and permitted assigns.

25.2    Further Covenants

(a)    The Parties undertake to each other to execute and perform all such deeds, documents, assurances, acts and things and to exercise all powers and rights available to them, including the convening of all meetings and the giving of all waivers and consents and passing of all resolutions reasonably required, to give effect to the terms of the Transaction Agreements.

(b)    Without prejudice to the generality of clause 25.2(a), the Shareholders and the Company agree, as between themselves, that, if any provisions of the Articles of Association (or the articles of association of any other JV Group Company) at any time conflict with any provisions of this Agreement, the provisions of this Agreement shall prevail and the Shareholders and the Company shall exercise all powers and rights available to them to procure the amendment of the Articles of Association (or articles of association of the relevant JV Group Company) to the extent necessary to permit each JV Group Company and its affairs to be regulated as provided in this Agreement.

25.3    Announcements

(a)    Subject to clause 25.3(b) no Party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning the existence, subject matter or terms of this Agreement, the wider transactions contemplated by it, or the relationship between the Parties, without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). The Parties shall consult together on the timing, contents and manner of release of any announcement.

(b)    Where an announcement is required by Applicable Law or any Governmental Entity (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the Party required to make the announcement shall promptly notify the other Party. The Party concerned shall make all reasonable attempts to agree the contents of the announcement with the other Party before making it.

25.4    Notices

(a)    Any notice, approval or communication in any form to be given or made by a Party in connection with this Agreement (a "Notice") shall be in writing, in English and in accordance with this clause 25.4 and shall be sent as follows:

If to Wynn Resorts, to it at: 3131 Las Vegas Blvd South, Las Vegas, NV 89109 Attention: CEO
Email: [REDACTED]

with copies, which shall not constitute Notice, to: 3 Charlton St, Everett, MA 02149
Attention: President, Wynn Resorts Development Email: [REDACTED]

and

Wynn Resorts, Limited
Wynn Palace – Executive Office Avenida da Nave Desportiva Cotai, Macau
Attention: General Counsel
Email: [REDACTED]

If to Wynn SPV, to it at:
T2-FF-1 RAKEZ Amenity Center, Al Hamra Industrial Zone-FZ,
Ras Al Khaimah, United Arab Emirates Attention: Manager
Email: [REDACTED]

with a copy, which shall not constitute Notice, to: Wynn Resorts, Limited
Wynn Palace – Executive Office Avenida da Nave Desportiva Cotai, Macau
Attention: General Counsel
Email: [REDACTED]

If to RAKHH, to it at:
RAK Bank Head Office Building, 7th Floor Sheikh Mohamed Bin Zayed Road
PO Box 86000, Ras Al Khaimah, UAE Attention: Alison Grinnell, CEO
Email: [REDACTED]

If to RAKHH SPV, to it at:
B01-G29, Service Block,
Al Hulaila Industrial Zone-FZ,
Ras Al Khaimah, United Arab Emirates Attention: Alison Grinnell, CEO
Email: [REDACTED]

If to Marjan, to it at:
PO Box 14587, Ras Al Khaimah, UAE
Attention: Abdulla Rashed Jasem Obaid Alabdouli, CEO Email: [REDACTED]

If to Marjan SPV, to it at:
W7_S010, Shed No.23,
Al Hulaila Industrial Zone-FZ,
Ras Al Khaimah, United Arab Emirates
Attention: Abdulla Rashed Jasem Obaid Alabdouli, Manager Email: [REDACTED]

If to the Company, to it at:
B4-206B9, Business Center 04 RAKEZ Business Zone-FZ Ras Al Khaimah, UAE
Attention: Abdulla Rashed Jasem Obaid Alabdouli, General Manager Email: [REDACTED]

or in each case, to such other physical address or facsimile number or for the attention of such other person or department as the relevant Party has by prior written notice to the other Party specified for the purposes of this clause 25.4. That change shall only be effective on the date specified in the notice, provided that this date is not less than seven
(7) days after the date of deemed receipt of the notice.

(b)    Any notice or communication delivered by one Party to another under or in connection with this Agreement shall only be effective if:

(i)    sent by internationally recognised courier service, in which case it shall be deemed to have been received on the date of receipt at the relevant physical address;

(ii)    delivered by hand, in which case it shall be deemed to have been received at the time of actual delivery to the relevant addressee; or

(iii)    sent by email, in which case it shall be deemed to have been received when:

(A)    the notice or communication is also delivered by way of internationally recognized courier service or by hand in accordance with this clause
25.4; or

(B)    a written confirmation from the addressee is received confirming receipt of such email.

If any notice or communication is deemed to be received on a day which is not a Business Day or after 4:00 pm at the place at which the notice or communication is deemed to be received, it shall only be effective on the next day Business Day at 10:00 am.

(c)    Unless otherwise specified: (i) any Notice to be made to the Company, the Chairperson, the Secretary shall be deemed validly made if addressed to such person and delivered to the Head Office unless another address is specified by any such Person for such purpose, in which case it shall be deemed to be validly made if addressed to such Person and delivered to such address; and (ii) any Notice to be made to a Director of the Company shall be deemed validly made if addressed to such Director and delivered to the Shareholder who appointed such Director; provided, however, that the rules with respect to delivery as stipulated in clauses 25.4(a) and 25.4(b) shall continue to apply.

25.5    Entire Agreement; Compliance with and Precedence of this Agreement

(a)    Without prejudice to the provisions of the Waiver and Shareholder Loan Agreement or the Amended and Restated Shareholder Loan Agreement, this Agreement constitutes the entire agreement between the Parties with regards to the subject matter and supersedes the Shareholders’ Agreement, A&R Shareholders' Agreement and any prior written or oral arrangement, promises, assurances, warranties, representations, understanding or agreement between them with regards to the subject matter (other than the Waiver and Shareholder Loan Agreement and the Amended and Restated Shareholder Loan Agreement).

(b)    Except as required by Applicable Law, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

(c)    Each Shareholder and the Company must exercise all powers and rights available to that Shareholder as a holder of Shares (or shares in any JV Group Company) in order to ensure that each JV Group Company complies with its and any other applicable obligations under this Agreement. References in this Agreement to the Shareholders and/or the Company procuring that each JV Group Company performs its obligations are to be interpreted accordingly.

(d)    If Third Parties enforce the Articles of Association or Applicable Law in a manner that is in conflict with the terms of this Agreement, then each Shareholder shall make their best efforts to take all actions necessary to restore the terms of this Agreement as between themselves.

25.6    Amendments

This Agreement may not be amended, modified or supplemented and no consents to departures from the provisions of this Agreement may be given, except as consented to in writing by each of the Parties and signed by each of the Parties. Such consent shall only be effective for the specific matter for which it was given.

25.7    Waivers

(a)    No waivers of the provisions of this Agreement may be given, except as consented to in writing by each of the Parties and signed by each of the Parties. Such waiver shall only be effective for the specific matter for which it was given.

(b)    The failure of any Party hereto to insist upon strict performance of any of the terms, conditions and provisions of this Agreement shall not be deemed a waiver of future compliance therewith by such Party by which the same is required to be performed hereunder and shall in no way prejudice the remaining provisions of this Agreement.

(c)    No failure to exercise and no delay in exercising on the part of either Party hereto, any right, power, remedy or privilege hereunder shall operate as, or be taken to be, a waiver thereof or an acquiescence to any default, nor shall any single or partial exercise of any right, power, remedy or privilege preclude any other or further exercise thereof.

25.8    Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original of this Agreement, but all the counterparts shall together constitute the one agreement. No counterpart shall be effective until each Party has executed at least one (1) counterpart.

25.9    English Language

(a)    This Agreement and all related documents, instruments and other materials relating hereto (including Notices, demands, requests, statements, certificates or other documents or communications) shall be in the English language, unless agreed otherwise by the Parties.

(b)    The Parties each acknowledge that the Articles of Association will be issued in Arabic and English.

25.10    Remedies Cumulative

The rights and remedies provided to the Parties under this Agreement are cumulative and are in addition to, and not in limitation of, other rights and remedies that may be available to any Party under this Agreement or Applicable Law (and these rights and remedies can be exercised as often as the relevant Party thinks appropriate), provided that the Parties agree to exclude, to the extent permissible, any right of termination of this Agreement arising under Applicable Law.

25.11    Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any relevant jurisdiction, that illegality, invalidity or unenforceability shall not affect:

(a)    the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement; or

(b)    the legality, validity or enforceability in that or any other jurisdiction of the provisions of any other agreement between the Parties,

and if necessary, the Parties shall use their best endeavours to agree upon any amendments to this Agreement necessary to give effect to the spirit of this Agreement with consideration to the economic interests pursued by each Shareholder and guided by the principles of reason and fairness.

25.12    Reliance

(a)    Each Shareholder:

(i)    confirms that, in entering into this Agreement, it has not relied on any express or implied representation, warranty, assurance, collateral contract, covenant, indemnity, undertaking or commitment which is not expressly set forth or referred to in this Agreement; and

(ii)    waives all rights and remedies which, but for this clause 25.12 might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

(b)    Nothing in this clause 25.12 limits or excludes any liability for fraud.

25.13    No Partnership

It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create:

(a)    a partnership, association or trust, or to authorise a Party to act as an agent, servant, or employee for another Party; or

(b)    any fiduciary relationship between the Parties as co-ventures or otherwise.

25.14    No Deductions

All sums payable by a Shareholder under this Agreement shall be paid without deduction or withholding of any bank or transfer charges, Taxes, duties, fees, assessments or otherwise; provided that if a Shareholder is required by Applicable Law to make any deduction or withholding from any sum paid or payable to the other Shareholder, the paying Shareholder shall make such deduction or withholding and pay the relevant amount to the relevant entity.

25.15    No Setoff

Unless otherwise expressly allowed under this Agreement or as otherwise agreed in writing between the Parties, every payment payable under this Agreement shall be made in full without any setoff or counterclaim, howsoever arising, and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable to any Shareholder under this Agreement or any other Transaction Agreement.

25.16    Beneficiary

This Agreement shall inure to the benefit of, and shall be enforceable by, the relevant Party (notwithstanding any change in name or change by amalgamation, reconstruction, reorganisation, restructuring or otherwise which may be made in or to the constitution of such Party) and its respective successors and permitted assigns. Unless otherwise expressly provided in this Agreement, nothing contained herein shall be deemed to confer upon any Third Party any right or remedy under or by reason hereof.

25.17    Governing Law

This Agreement shall be governed by, and shall be construed in accordance with the laws of the United Arab Emirates as applicable in the Emirate of Ras Al Khaimah.

25.18    Disputes

(a)    Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement (including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity) and any non-contractual obligations arising out of or in connection with it (a "Dispute") shall be referred to and finally resolved by arbitration under the LCIA Rules (the "Rules").

(b)    The number of arbitrators shall be three. The claimant shall nominate one arbitrator for appointment by the LCIA Court. The respondent shall nominate one arbitrator for appointment by the LCIA Court. The arbitrators so nominated shall, within fifteen (15) days of the date on which both of their appointments have been confirmed by the LCIA Court, jointly nominate the third arbitrator who, subject to appointment by the LCIA Court, will act as presiding arbitrator. Where the arbitrators nominated by the Parties are unable to nominate jointly a third arbitrator within that 15-day period, the LCIA Court shall choose and appoint the third arbitrator.

(c)    The Parties expressly agree that, if there is more than one (1) claimant party and/or more than one (1) respondent party to the arbitration, clause (b) will apply, provided that the claimant parties shall jointly nominate one (1) arbitrator and the respondent parties shall jointly nominate one (1) arbitrator.

(d)    The seat, or legal place of arbitration, shall be the Dubai International Financial Centre. The language used in the arbitral proceedings shall be English. All documents submitted in connection with the proceedings shall be in the English language, or, if in another language, accompanied by an English translation.

(e)    The Parties agree to the consolidation of any two or more arbitrations commenced between them pursuant to this clause into a single arbitration.

(f)    The Parties irrevocably waive any claim to any damages in the nature of punitive or exemplary damages, and the Tribunal is specifically divested of any power to award such damages.

(g)    Any arbitral award so made shall be binding from the day it is made and the Parties shall waive any right to refer any question of law in the arbitration, and waive any right of appeal in respect of the arbitral award, to any court.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed, in duplicate originals, by its duly authorised representatives as of the date first written above.

Executed by WYNN RESORTS, LIMITED, represented by Craig Scott Billings, Chief Executive Officer and authorised signatory	/s/ Craig S. Billings

Executed by WYNN RESORTS FZ-LLC, represented by Christopher Michael Gordon, Manager and authorised signatory	/s/ Christopher M. Gordon

Executed by RAK HOSPITALITY HOLDING LLC represented by Alison Jayne Grinnell Chief Executive Officer, General Manager, and authorised signatory	/s/ Alison J. Grinnell

Executed by RAK HH IR FZ-LLC represented by Alison Jayne Grinnell, Manager and authorised signatory	/s/ Alison J. Grinnell

Executed by AL MARJAN ISLAND LLC represented by Abdulla Rashed Jasem Obaid Alabdouli Chief Executive Officer, General Manager, and authorised signatory	/s/ Abdulla Rashed Jasem Obaid Alabdouli

Executed by AMI ISLAND 3 IR FZ-LLC represented by Abdulla Rashed Jasem Obaid Alabdouli Manager, and authorised signatory	/s/ Abdulla Rashed Jasem Obaid Alabdouli

Executed by ISLAND 3 AMI FZ-LLC represented by Abdulla Rashed Jasem Obaid Alabdouli General Manager, and authorised signatory	/s/ Abdulla Rashed Jasem Obaid Alabdouli